                                                FILED PURSUANT TO RULE 424(B)(5)
                                                 REGISTRATION FILE NO. 333-29259

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 30, 1997)

                               3,000,000 SHARES

                           PARKWAY PROPERTIES, INC.

                                 COMMON STOCK
                                                              LOGO
                                                    OF PARKWAY PROPERTIES, INC.
                               ----------------               APPEARS HERE

  Parkway Properties, Inc. ("Parkway" or the "Company") is a self-administered real estate investment trust ("REIT") specializing in the acquisition, ownership, management, financing and leasing of office properties in the Southeastern United States and Texas. As of August 31, 1997, Parkway owned or had an interest in 26 office properties in ten states encompassing approximately 3.4 million net rentable square feet (the "Properties"). The Company seeks to acquire Class A, A- or B+ office properties ranging in size from 50,000 to 500,000 net rentable square feet, located in markets characterized by above average employment and population growth.

  Parkway generally seeks to purchase office properties at significant discounts to replacement cost. Since January 1, 1997, the Company has acquired ten office properties aggregating approximately 1.4 million net rentable square feet (the "Recent Acquisitions") for a total investment of approximately $115 million, or approximately $81 per net rentable square foot, at initial unleveraged yields (as defined herein) averaging 9.7%. As of September 18, 1997, the implied stock market value (as defined herein) of Parkway's Properties was approximately $92 per net rentable square foot, as compared to the Company's estimate of replacement cost for the Properties of approximately $120 per net rentable square foot. See "The Company--Investment Strategy."

  Parkway's business objective is to maximize total return to stockholders over time through increases in distributions and stock price appreciation. Through September 18, 1997, the stockholders of Parkway have achieved total returns (which represents stock price appreciation and aggregate distributions paid) of approximately 26.0% since January 15, 1997, the date of the Company's last public offering, and approximately 236.2% since July 1, 1995, the date marking the implementation of Parkway's office investment strategy. See "The Company--Investment Strategy."

  All of the shares of common stock, $0.001 par value per share, of the Company (the "Common Stock"), offered hereby (the "Offering") are being sold by the Company. The Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "PKY." On September 18, 1997, the closing sales price of the Common Stock on the NYSE was $33.6875 per share. See "Price Range of Common Stock and Distributions."

  SEE "RISK FACTORS" BEGINNING ON PAGE S-9 FOR CERTAIN FACTORS AND CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                               ----------------

  THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES
    AND   EXCHANGE  COMMISSION  NOR   HAS  THE  SECURITIES  AND   EXCHANGE
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF  THIS
         PROSPECTUS SUPPLEMENT OR  THE PROSPECTUS. ANY REPRESENTATION
            TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                       Underwriting
                                                       Discounts and
                                            Price to    Commissions  Proceeds to
                                             Public         (1)      Parkway (2)
--------------------------------------------------------------------------------
Per share of Common Stock................   $33.6875      $1.7700     $31.9175
--------------------------------------------------------------------------------
Total (3)................................ $101,062,500  $5,310,000   $95,752,500

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Parkway has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the Offering. See "Underwriting."
(2) Before deducting expenses estimated at $675,000, which are payable by Parkway.
(3) Parkway has granted to the Underwriters an option for 30 days to purchase up to 450,000 additional shares of Common Stock at the price to the public, solely to cover over-allotments. If such option is exercised in full, the total price to public, underwriting discounts and commissions, and proceeds to Parkway will be $116,221,875, $6,106,500 and $110,115,375, respectively. See "Underwriting."

                               ----------------

  The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made in New York City on or about September 24, 1997.

                               ----------------

PAINEWEBBER INCORPORATED
              A.G. EDWARDS & SONS, INC.
                            MORGAN KEEGAN & COMPANY, INC.
                                                     WHEAT FIRST BUTCHER SINGER

                               ----------------

         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 18, 1997.

Logo of Parkway Properties, Inc.

Map of the Southeastern United States and Texas showing the following information:
        Texas -- 31.7%
        Mississippi -- 17.0%
        Alabama -- 2.3%
        Georgia -- 14.1%
        South Carolina -- 8.8%
        North Carolina -- 12.6%
        Tennessee -- 5.3%
        Virginia -- 4.4%
        Other -- 3.8%

      Percentages based on square footage of properties owned as of August 31, 1997.

Funds From Operations (FFO)

        [Graph]

        3Q95 -- $  519,000
        4Q95 -- $  788,000
        1Q96 -- $1,146,000
        2Q96 -- $1,392,000
        3Q96 -- $1,783,000
        4Q96 -- $2,058,000
        1Q97 -- $2,933,000
        2Q97 -- $3,918,000

Ratio of Debt to Total Market Capitalization

        [Graph]

        3Q95 -- 47.5%
        4Q95 -- 47.5%
        1Q96 -- 44.9%
        2Q96 -- 40.4%
        3Q96 -- 42.4%
        4Q96 -- 36.2%
        1Q97 -- 29.2%
        2Q97 -- 29.3%

Square Feet of Office Properties Owned

        [Graph]

        3Q95 --     653,000
        4Q95 --     839,000
        1Q96 --   1,000,000
        2Q96 --   1,330,000
        3Q96 --   1,882,000
        4Q96 --   1,974,000
        1Q97 --   2,698,000
        2Q97 --   2,873,000
        Aug 31 -- 3,371,000

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, THE PURCHASE OF THE COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


Logo of Parkway Properties, Inc.

Picture of Morgan Keegan Tower, Memphis, Tennessee (Footnote)

Picture of Charlotte Park Executive Center, Charlotte, North Carolina

Picture of First Tennessee Plaza, Knoxville, Tennessee (Footnote)

Picture of Lakewood II, Atlanta, Georgia

Picture of One Jackson Place, Jackson, Mississippi

Picture of One Park 10, Houston, Texas

Picture of NationsBank Tower, Columbia, South Carolina

Footnote States: Proposed Acquisitions

                         PROSPECTUS SUPPLEMENT SUMMARY

  The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus Supplement and the accompanying Prospectus and in documents incorporated herein or therein by reference. Unless the context otherwise requires, all references in this Prospectus Supplement to "Parkway" or the "Company" shall mean Parkway Properties, Inc. and its subsidiaries on a consolidated basis and, as the context may require, their predecessors. The per share information set forth herein gives retroactive effect to a three-for-two stock split effected by the Company on April 30, 1996. Unless otherwise indicated, all information presented in this Prospectus Supplement assumes no exercise of the Underwriters' over-allotment option and, unless otherwise indicated in this Prospectus Supplement, information presented herein is as of August 31, 1997. As used herein (i) pro forma information gives effect to the purchase of the Recent Acquisitions completed after June 30, 1997 and to the purchase of the Proposed Acquisitions (as defined herein) and (ii) pro forma as adjusted information gives effect to the purchase of the Recent Acquisitions completed after June 30, 1997, the purchase of the Proposed Acquisitions and the consummation of the Offering.

  This Prospectus Supplement contains, and the accompanying Prospectus contains or incorporates by reference, forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company's actual results could differ materially from those set forth in the forward-looking statements. See "Risk Factors" for a discussion of certain factors that might cause such a difference.

                                  THE COMPANY

  Parkway is a self-administered REIT specializing in the acquisition, ownership, management, financing and leasing of office properties in the Southeastern United States and Texas. Parkway and its predecessors have been public companies engaged in the real estate business since 1971, and have successfully operated and grown through several major real estate cycles. As of August 31, 1997, Parkway owned or had an interest in 26 office properties in ten states encompassing approximately 3.4 million net rentable square feet. The Company seeks to acquire Class A, A- or B+ office properties ranging in size from 50,000 to 500,000 net rentable square feet in markets characterized by above average employment and population growth.

  The purchase of the Mtel Centre in Jackson, Mississippi in July 1995 marked the implementation of the Company's business strategy of focused investment in office properties. As part of this strategy, the Company has (i) completed the acquisition of 22 office properties, encompassing approximately 3.0 million net rentable square feet, for a total investment (as defined herein) of more than $220 million; (ii) entered into contracts to purchase an additional three properties (the "Proposed Acquisitions"), encompassing 832,676 net rentable square feet, for an estimated total investment of approximately $76.5 million; and (iii) sold or is in the process of selling all of its non-office assets.

  Parkway generally seeks to purchase office properties at significant discounts to replacement cost, and whose current rental rates are at or below market rental rates. Since January 1, 1997, the Company has acquired ten office properties aggregating approximately 1.4 million net rentable square feet for a total investment of approximately $115 million, or approximately $81 per net rentable square foot, at initial unleveraged yields averaging 9.7%. The Company defines initial unleveraged yield as net operating income divided by total investment, where net operating income represents budgeted cash operating income for the current year at current occupancy rates and at rental rates currently in place with no adjustments for anticipated expense savings, increases in rental rates, additional leasing or straight line rent. Leases that expire during the year are assumed to renew at market rates unless interviews with tenants during pre-purchase due diligence indicate a likelihood that a tenant will not renew. Total investment is defined as purchase price plus estimated closing costs plus anticipated capital expenditures during the first 24 months of ownership for tenant improvements, commissions, upgrades and capital improvements to bring the building up to the Company's standards.

  As of September 18, 1997, the implied stock market value of Parkway's Properties was approximately $92 per net rentable square foot, as compared to the Company's estimate of replacement cost for the Properties of approximately $120 per net rentable square foot. The Company defines implied stock market value as the Company's total market capitalization (the aggregate market value of the Common Stock plus total debt) less the book value of non-office real estate assets, divided by the net rentable square footage of the Properties.

                      PARKWAY OFFICE PROPERTY INVESTMENT

Total Investment Per Net Rentable Square Foot...................  $74
Implied Stock Market Value Per Net Rentable Square Foot(1)......  $92
Estimated Replacement Cost Per Net Rentable Square Foot......... $120
--------
(1) Based on the September 18, 1997 closing sales price on the NYSE of $33.6875 per share.

  The Company believes that the strength of its management team provides a significant competitive advantage in the ownership and acquisition of office properties. Parkway's management team of office property specialists has proven capabilities in office property (i) acquisition; (ii) ownership; (iii) management; (iv) leasing; (v) financing; (vi) development; and (vii) re-positioning. The Company believes these capabilities will allow Parkway to continue to create office property value in all phases of the real estate cycle. Parkway's nine senior officers have an average of approximately 16 years of real estate industry experience, and have worked together at Parkway or its predecessors for an average of approximately nine years. Management has developed a highly service-oriented management culture and believes that its proactive leasing, property management and asset management activities will result in higher retention and rental rates and will continue to translate into enhanced stockholder value.

  Parkway's business objective is to maximize total return to stockholders over time through increases in distributions and share price appreciation. Through September 18, 1997, the stockholders of Parkway have achieved total returns (which represents stock price appreciation and aggregate distributions paid) of approximately 26.0% since January 15, 1997, the date of the Company's last public offering, and approximately 236.2% since July 1, 1995, the date marking the implementation of the Company's office investment strategy.

                                   PROPERTIES

  The following table provides an overview of the Properties as of August 31, 1997 and the states, cities and submarkets in which they are located.

                                        TOTAL     PERCENT OF TOTAL     PERCENT
                          NUMBER OF  NET RENTABLE   NET RENTABLE    LEASED AS OF
 STATE, CITY, SUBMARKET   PROPERTIES SQUARE FEET    SQUARE FEET    AUGUST 31, 1997
 ----------------------   ---------- ------------ ---------------- ---------------
TEXAS
 DALLAS
 Telecom Corridor.......       1        200,726          6.0%            96.9%
 Las Colinas............       1         82,268          2.4            100.0
 HOUSTON
 Energy Corridor........       3        329,036          9.8             98.1
 Northbelt..............       1        220,934          6.6             95.1
 Southwest Freeway......       1        122,682          3.6             98.1
 Westchase..............       2        112,860          3.3            100.0
                             ---      ---------        -----            -----
 TOTAL/WEIGHTED AVERAGE
  TEXAS.................       9      1,068,506         31.7%            97.6%
                             ===      =========        =====            =====
MISSISSIPPI
 JACKSON
 Central Business
  District..............       2        480,121         14.2%            99.5%
 I-55 North.............       1         93,308          2.8             99.5
                             ---      ---------        -----            -----
 TOTAL/WEIGHTED AVERAGE
  MISSISSIPPI...........       3        573,429         17.0%            99.5%
                             ===      =========        =====            =====
GEORGIA
 ATLANTA
 Northwest/I-75.........       2        219,682          6.5%           100.0%
 Central Perimeter......       2        163,496          4.9             95.2
 Airport/South Atlanta..       1         92,600          2.7             92.2
                             ---      ---------        -----            -----
 TOTAL/WEIGHTED AVERAGE
  GEORGIA...............       5        475,778         14.1%            96.8%
                             ===      =========        =====            =====
NORTH CAROLINA
 WINSTON-SALEM
 Central Business
  District..............       1        238,919          7.1%            99.3%
 CHARLOTTE
 I-77/Southwest.........       1        187,018          5.5             91.7
                             ---      ---------        -----            -----
 TOTAL/WEIGHTED AVERAGE
  NORTH CAROLINA........       2        425,937         12.6%            96.0%
                             ===      =========        =====            =====
SOUTH CAROLINA
 COLUMBIA
 Central Business
  District..............       1        296,725          8.8%            96.2%
                             ---      ---------        -----            -----
 TOTAL/WEIGHTED AVERAGE
  SOUTH CAROLINA........       1        296,725          8.8%            96.2%
                             ===      =========        =====            =====
TENNESSEE
 MEMPHIS
 East...................       1        177,250          5.3%            99.7%
                             ---      ---------        -----            -----
 TOTAL/WEIGHTED AVERAGE
  TENNESSEE.............       1        177,250          5.3%            99.7%
                             ===      =========        =====            =====
VIRGINIA
 TYSONS CORNER
 Route 7 Corridor.......       1         94,931          2.8%           100.0%
 ALEXANDRIA
 395 Corridor...........       1         53,838          1.6            100.0
                             ---      ---------        -----            -----
 TOTAL/WEIGHTED AVERAGE
  VIRGINIA..............       2        148,769          4.4%           100.0%
                             ===      =========        =====            =====
INDIANA
 INDIANAPOLIS
 Speedway...............       1         95,989          2.8%            96.4%
                             ---      ---------        -----            -----
 TOTAL/WEIGHTED AVERAGE
  INDIANA...............       1         95,989          2.8%            96.4%
                             ===      =========        =====            =====
ALABAMA
 BIRMINGHAM
 Hoover/Riverchase......       1         75,880          2.3%            93.1%
                             ---      ---------        -----            -----
 TOTAL/WEIGHTED AVERAGE
  ALABAMA...............       1         75,880          2.3%            93.1%
                             ===      =========        =====            =====
LOUISIANA
 NEW ORLEANS (1)
 East...................       1         32,325          1.0%           100.0%
                             ---      ---------        -----            -----
 TOTAL/WEIGHTED AVERAGE
  LOUISIANA.............       1         32,325          1.0%           100.0%
                             ===      =========        =====            =====
TOTAL/WEIGHTED AVERAGE..      26      3,370,588        100.0%            97.6%
                             ===      =========        =====            =====

--------
(1) Parkway has a 50% ownership interest in the property located in New Orleans, Louisiana.

                              RECENT DEVELOPMENTS

INCREASE IN DISTRIBUTIONS

  On September 4, 1997, Parkway announced a 40% increase in its quarterly dividend from $0.25 per share to $0.35 per share ($1.40 on an annualized basis), payable on September 26, 1997 to stockholders of record on September 15, 1997. This increase will allow the Company to meet the annual distribution requirements described under "Federal Income Tax Considerations--Taxation of the Company--Annual Distribution Requirements" in the accompanying Prospectus and will allow the Company to distribute all of its "REIT taxable income" so as to be generally exempt from federal income taxes. The Company does not anticipate that its 1997 dividend payouts will exceed 50% of its funds from operations ("FFO"), which should allow Parkway to generate a significant amount of retained cash for use in the acquisition of office properties. Since July 1, 1995, the Company has increased its quarterly distributions from $0.107 per share to $0.35 per share, which represents a 227% increase.

RECENT ACQUISITIONS

  Since January 1, 1997, Parkway has completed the acquisition of ten office properties aggregating approximately 1.4 million net rentable square feet for a total investment of approximately $115 million, or approximately $81 per net rentable square foot, at initial unleveraged yields averaging 9.7%.

  The following table provides an overview of the Recent Acquisitions as of August 31, 1997 and the states, cities and submarkets in which they are located. For information concerning the Properties owned by the Company see "Properties."

                                            TOTAL
 STATE, CITY, SUBMARKET,   NET RENTABLE   INVESTMENT              SIGNIFICANT
      PROPERTY NAME        SQUARE FEET  (IN THOUSANDS)            TENANTS (1)
 -----------------------   ------------ -------------             -----------
 ALABAMA
  BIRMINGHAM
   Hoover/Riverchase
    Vestavia Center......      75,880     $  5,050                Sprint PCS
                                                         Primerica Financial Services
                                                            Baptist Health Systems
 GEORGIA
  ATLANTA
   Northwest/I-75
    Meridian.............     100,932       10,650       Technology Service Solutions
    Lakewood II..........     118,750       11,650             Colgate Palmolive
                                                                Magnus Software
                                                               Facility Holdings
 NORTH CAROLINA
  CHARLOTTE
   I-77/Southwest
    Charlotte Park Execu-     187,018       15,195       Premier Health Systems, Inc.
    tive Center..........                                 Bell South Business Systems
 SOUTH CAROLINA
  COLUMBIA
   Central Business
    District
    NationsBank Tower....     296,725       21,675                NationsBank
                                                          Wilbur Smith and Associates
                                                                McNair Law Firm
 TENNESSEE
  MEMPHIS
   East
    Forum II & Forum III.     177,250       16,864           Process Systems, Inc.
                                                                Federal Express
                                                         Insituform Technologies, Inc.
 TEXAS
  DALLAS
   Telecom Corridor
    Courtyard at Arapaho.     200,726       15,425     Northern Telecommunications, Inc.
                                                         American Medical Electronics
   Las Colinas
    Fairway..............      82,268        7,205      Associates First Capital Corp.
                                                            Don and Carol Campbell
  HOUSTON
   Southwest Freeway
    Sugar Grove..........     122,682        8,630               BKW Eagleton
                                                          Sugar Grove Executive Suite
   Energy Corridor
    Ashford II...........      58,511        2,627        Consumer Credit Associates
                                                           Operational Services Inc.
                            ---------     --------
 TOTAL...................   1,420,742     $114,971
                            =========     ========

--------
(1) Identifies tenants with leases that occupy 10% or more of the total net rentable square feet at the Property.

PROPOSED ACQUISITIONS

  The Company has entered into contracts to purchase three properties aggregating 832,676 net rentable square feet. The estimated total investment for the Proposed Acquisitions is approximately $76.5 million, or approximately $92 per net rentable square foot. These investments, which are expected to close in September and October 1997, are subject to the completion of Parkway's due diligence review and to customary closing conditions. There can be no assurance that the Company will acquire any of these properties or on what terms any such acquisition will occur.

  The following table provides an overview of the Proposed Acquisitions as of August 31, 1997 and the states, cities and submarkets in which they are located. For information concerning the Properties owned by the Company see "Properties," and for information concerning the Recent Acquisitions see "-- Recent Acquisitions."

                            NET
                          RENTABLE     TOTAL
 STATE, CITY, SUBMARKET,   SQUARE   INVESTMENT             SIGNIFICANT
      PROPERTY NAME         FEET   (IN THOUSANDS)          TENANTS (1)
 -----------------------  -------- -------------           -----------
GEORGIA
 ATLANTA
  Central Perimeter
   Hightower Centre......  78,199     $ 7,100              Sybra, Inc.
                                                   Municipal Waste Management
TENNESSEE
 KNOXVILLE
  Central Business
   District
   First Tennessee Plaza. 419,809      32,343         First Tennessee Bank
 MEMPHIS
  Central Business
   District
   Morgan Keegan Tower    334,668      37,100     Morgan Keegan & Company, Inc.
   (2)...................
                          -------     -------
TOTAL.................... 832,676     $76,543
                          =======     =======

--------
(1) Identifies tenants with leases that occupy 10% or more of the total net rentable square feet at the property.
(2) Parkway will use approximately $36 million of the net proceeds of the Offering to purchase the Morgan Keegan Tower from an affiliate of Morgan Keegan & Company, Inc. ("Morgan Keegan"), one of the Underwriters. An affiliate of Morgan Keegan will receive approximately $16.3 million in cash and Parkway will retire approximately $19.7 million indebtedness encumbering the property. See "Underwriting."

OTHER OFFICE ACQUISITIONS

  Parkway is currently evaluating more than $500 million of potential office property acquisitions. The Company has non-binding letters of intent with respect to four properties whose aggregate proposed purchase price would be approximately $32.9 million. While there can be no assurance that Parkway will acquire any of such properties or that a large percentage of any such properties will ultimately be acquired by Parkway, management expects to continue its aggressive acquisition pace while maintaining Parkway's strict acquisition criteria.

FINANCING ACTIVITIES

  In July 1997, Parkway increased its secured acquisition revolving credit facility (the "Acquisition Facility") from $45 million to $55 million, increased its secured working capital revolving credit facility (the "Working Capital Facility") from $10 million to $15 million and reduced the interest cost on both the Acquisition Facility and the Working Capital Facility from LIBOR plus 2.35% to LIBOR plus 1.75% (which translated into an interest rate of 7.56% as of August 31, 1997). Both facilities mature on June 30, 1998. As of September 18, 1997, there is approximately $28.7 million outstanding under the Acquisition Facility and approximately $8.4 million outstanding under the Working Capital Facility. On a pro forma as adjusted basis as of June 30, 1997, Parkway will have approximately $17.9 million outstanding under its credit facilities.

  In July 1997, Parkway received a commitment from an institutional lender for $15 million in non-recourse first mortgage financing on the BB&T Financial Center in Winston-Salem, North Carolina which is expected to bear interest at a fixed rate of 7.3% and to fully amortize over 15 years. This financing is still subject to due diligence review and customary closing conditions; therefore, no assurance can be given regarding either the likelihood of such financing or the terms under which such financing would occur.

                                  THE OFFERING

 Common Stock Offered by Parkway..  3,000,000 shares (1)
 Common Stock Outstanding after
  the Offering....................  9,307,238 shares (1)(2)
 Use of Proceeds..................  For general corporate purposes, including approximately $37.1 million to reduce
                                    outstanding indebtedness, and the remainder
                                    to fund the purchase of the Proposed
                                    Acquisitions.
 NYSE Symbol......................  "PKY"

--------
(1) Assumes the Underwriters' over-allotment option to purchase up to 450,000 shares of Common Stock is not exercised. See "Underwriting."
(2) Based on the number of shares outstanding on September 18, 1997. Does not include 405,738 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted pursuant to Parkway's option plans.

                                 RISK FACTORS

  An investment in the Common Stock involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus before making a decision to purchase Common Stock.

FAILURE TO MANAGE RAPID GROWTH AND INTEGRATE OPERATIONS
  Parkway is currently experiencing a period of rapid growth. Parkway has acquired ten office properties aggregating approximately 1.4 million net rentable square feet since January 1, 1997. The integration of the Recent Acquisitions into existing management and operating structures presents a significant management challenge. Although Parkway believes it has sufficient management depth to lead Parkway through this period of rapid growth, there can be no assurance that Parkway will be able to assimilate the Recent Acquisitions or any further acquisitions into its portfolio without certain operating disruptions and unanticipated costs. The failure to successfully integrate the Recent Acquisitions could have a material adverse effect on the results of operations and financial condition of Parkway and its ability to pay expected distributions to stockholders. Also, Parkway is evaluating many potential acquisitions, the process of which involves costs which are non-recoverable. There can be no assurance that properties which are acquired will perform in accordance with expectations or that cost estimates for improvements to the acquired properties in order to bring them up to the Company's standards will be accurate. In addition, effective January 1, 1998, Parkway will expand its current self-management for office properties it owns or may acquire in Houston, Atlanta, Dallas, Charlotte, Winston-Salem, Columbia, Knoxville and Memphis. There can be no assurance that the anticipated cost benefits anticipated in connection with such self-management will be achieved or that Parkway will successfully integrate the operational structure necessary for the self-management of such properties.

REAL ESTATE FINANCING RISKS
  The required repayment of debt or interest thereon could adversely affect Parkway's financial condition. Parkway is subject to the risks normally associated with debt financing, including the risk that Parkway's cash flow will be insufficient to meet required payments of principal and interest, the risk of violating loan covenants, the risk of rising interest rates on Parkway's variable rate debt and the risk that Parkway will not be able to repay or refinance existing indebtedness on its Properties at maturity (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. There can be no assurance that Parkway will be able to refinance any indebtedness it may incur or otherwise obtain funds by selling assets or raising equity to make required payments on indebtedness.

  As of August 31, 1997, ten of the Properties secured non-recourse mortgage indebtedness totaling approximately $68.2 million, four of the Properties secured the Acquisition Facility, and a building owned by a partnership in which Parkway is a 50% partner secured mortgage indebtedness of approximately $881,000. In addition, properties which Parkway may acquire in the future could be mortgaged to secure payment of indebtedness. If Parkway is unable to generate funds to cover required payments of principal and interest on borrowings secured by any of these properties, the mortgage securing such properties could be foreclosed upon by, or such properties could otherwise be transferred to, the mortgagee with a consequent loss of income and asset value to Parkway.

  Rising interest rates could adversely affect Parkway's cash flow. Advances under the Acquisition Facility and the Working Capital Facility will bear interest at variable rates. In addition, Parkway may incur indebtedness in the future that also bears interest at a variable rate or may be required to refinance its debt at higher rates. Accordingly, increases in interest rates could increase Parkway's interest expense, which could adversely affect Parkway's financial condition and ability to pay expected distributions to stockholders.

  Parkway's organizational documents contain no limitation on debt which could adversely affect Parkway's cash flow. Parkway currently has a policy of maintaining what the Company believes to be conservative leverage. As of September 18, 1997, Parkway's ratio of debt to total market capitalization was approximately 33.1%. Also as of September 18, 1997, Parkway had outstanding consolidated indebtedness of approximately

$105.3 million, all of which is secured and approximately $68.2 million of which is fixed rate indebtedness. As of September 18, 1997, there is approximately $28.7 million outstanding under the Acquisition Facility and approximately $8.4 million outstanding under the Working Capital Facility. On a pro forma as adjusted basis as of June 30, 1997, Parkway will have approximately $17.9 million outstanding under its credit facilities. Parkway's organizational documents do not contain any limitation on the amount of indebtedness it may incur. Accordingly, the Board of Directors could alter or eliminate its current debt policy and would do so, for example, if it were necessary in order for Parkway to continue to qualify as a REIT. If this policy were changed, Parkway could become more highly leveraged, resulting in an increase in debt service that could adversely affect Parkway's financial condition and cash available for distribution to stockholders and could increase the risk of default on Parkway's indebtedness.

REAL ESTATE INVESTMENT RISKS

  General Risks. Parkway's investments generally consist of investments in office buildings and as such will be subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of Parkway's real estate investments and Parkway's financial condition and ability to make expected distributions to its stockholders will be dependent upon its ability to operate the Properties in a manner sufficient to maintain or increase revenues and to generate sufficient income in excess of operating expenses. Income from the Properties may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, changes in interest rates and in the availability, cost and terms of mortgage financings, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war and other factors which are beyond the control of Parkway.

  Dependence on Primary Markets. Substantially all of the Properties are located in the Southeastern United States and Texas and, therefore, Parkway's financial condition and its ability to make expected distributions to stockholders will be linked to economic conditions in these markets as well as the market for office space generally. To the extent that these conditions impact the market rents for office space, they could have an adverse effect on Parkway's financial condition and ability to make expected distributions to stockholders.

  Acquisition and Development Risks. Parkway intends to pursue acquisitions of additional properties and, under appropriate circumstances, may pursue development opportunities. Acquisitions entail risks that such properties will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to market, acquire and operate properties will prove inaccurate as well as general risks associated with any new real estate or operating company acquisitions. The fact that Parkway generally must distribute 95% of its ordinary taxable income in order to maintain its qualification as a REIT may limit Parkway's ability to rely upon lease income from its Properties or subsequently acquired properties to finance acquisitions or new developments. As a result, if debt or equity financing were not available on acceptable terms, further acquisitions or development activities might be curtailed or Parkway's financial condition and cash available for distribution to stockholders might be adversely affected.

  Tenant Defaults. A substantial part of Parkway's revenues and income is derived from rental income from real property. Consequently, Parkway's financial condition and ability to make expected distributions to stockholders and to use its Properties as collateral for its borrowings would be adversely affected if a significant number of tenants failed to meet their lease obligations. In the event of a default by a tenant, Parkway may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. At any time, a tenant may also seek protection under the bankruptcy laws, which could result in the rejection and termination of such tenant's lease and thereby adversely affect Parkway's financial condition and ability to make expected distributions to stockholders. If a tenant rejects its lease pursuant to applicable bankruptcy laws,

Parkway's claim for breach of the lease in excess of any applicable security deposit would (absent collateral securing the claim) be treated as a general unsecured claim. The amount of the claim would be capped at the amount owed for unpaid pre-petition lease payments unrelated to the rejection, plus the greater of one year's lease payment or 15% of the remaining lease payments payable under the lease (but not to exceed the amount of three years' lease payments).

  Value and Illiquidity of Real Estate. Real estate investments are relatively illiquid. Parkway's ability to vary its portfolio in response to changes in economic and other conditions will therefore be limited. If Parkway must sell an investment, there can be no assurance that it will be able to dispose of the investment in the time period it desires or that the sales price of the investment will recoup or exceed the amount of Parkway's cost for the investment.

  Environmental Matters. Parkway's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow by using such real property as collateral. Persons who arrange for the transportation, disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated, by such person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Parkway is not aware of any material ACM problems at its Properties. However, there can be no assurance that ACMs do not exist at Properties owned by Parkway. If there are ACMs at the Properties that require removal or other remediation, the cost thereof could be substantial. This fact could have an adverse effect on the value of such Property.

  Environmental laws may also impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership and operation of its Properties, Parkway may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect Parkway's results of operations and financial condition and ability to make expected distributions to stockholders. Phase I environmental site assessments ("ESAs") have been conducted at all but one of the office Properties by qualified independent environmental engineers. The purpose of Phase I ESAs is to identify potential sources of contamination for which any of the Properties may be responsible and to assess the status of environmental regulatory compliance. The ESAs have not revealed any environmental liability or compliance concerns that Parkway believes would have a material adverse effect on its business, assets, results of operations or liquidity, nor is Parkway aware of any such liability or concerns. Nevertheless, it is possible that these ESAs did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which Parkway is currently unaware. Parkway has not been notified by any governmental authority, and has no other knowledge of, any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of the Properties. Parkway intends to perform additional Phase I ESAs with respect to properties acquired in the future.

  Competition. All of the Properties owned by Parkway are located in developed areas. There are numerous other office properties and real estate companies within the market area of each such Property which will compete with Parkway for tenants and acquisition and development opportunities. The number of competitive office properties and real estate companies in such areas could have a material effect on (i) Parkway's ability to rent space at the Properties; (ii) the amount of rents currently charged and to be charged upon expiration of leases; (iii) the amount of tenant improvements and other tenant concessions required to lease the Properties; and (iv) acquisition and development opportunities. Parkway will compete for tenants and acquisitions with other competitors who may have greater resources than Parkway.

  Uninsured and Underinsured Losses. Parkway has obtained or has caused its tenants to obtain commercial general liability, fire and extended coverage insurance with respect to its Properties of the types and in the amounts which Parkway believes is of the type and amount customarily obtained for or by an owner of office properties. Parkway plans to obtain similar coverage for any properties acquired in the future. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. The Board of Directors and management of Parkway will use their discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the investments of Parkway, as the case may be, at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the lost investment of Parkway. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by Parkway might not be adequate to restore its economic position with respect to such property.

  Property Taxes. The Properties are subject to real property taxes. The real property taxes on the Properties may increase or decrease as property tax rates change and as the value of the Properties are assessed or reassessed by taxing authorities. If property taxes increase, Parkway's ability to make distributions to its stockholders could be adversely affected.

  Cost of Compliance with Americans with Disabilities Act. Under the Americans with Disabilities Act of 1990, as amended (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the public accommodations provision of the ADA could require the removal of access barriers, and noncompliance could result in the imposition of fines or awards of damages. Additional legislation may impose further burdens or restrictions on owners with respect to access by disabled persons. In many instances, the applicability and requirements of the ADA are not clear. Accordingly, the cost of compliance with the ADA or such legislation is not currently ascertainable, and, while such costs are not expected to have a material adverse effect on Parkway's financial condition, such costs could be substantial. Parkway has not undertaken ADA studies of all of its Properties and, as to those Properties with respect to which Parkway has not undertaken ADA studies, possible costs of compliance could arise.

CONFLICTS OF INTEREST

  Leland R. Speed serves as Chairman and Chief Executive Officer of both Parkway and EastGroup Properties, Inc., a REIT with a focus on industrial properties in sunbelt states and California. As both companies carry out their strategic plans, management of each company has stated its intention not to transfer properties between the two entities, and each company intends to pursue its distinct corporate plan. There can be no assurance that conflicts of interest will not arise between the two companies in the future.

LIMITS ON CHANGES IN CONTROL

  Certain provisions contained in Parkway's Articles of Incorporation, as amended (the "Charter"), and Bylaws, certain of Parkway's agreements and certain provisions of Maryland law may have the effect of discouraging a third party from making an acquisition proposal for Parkway and may thereby inhibit a change in control of Parkway. These include provisions of the Maryland General Corporation Law relating to certain "business combinations" and "control share" acquisitions involving Maryland corporations, Parkway's Rights Agreement (described under "Description of Common Stock" in the accompanying Prospectus), Parkway's Change in Control Agreements with certain executive officers, and certain provisions of the Charter intended to protect Parkway's status as a REIT described below under "--Possible Adverse Consequence of Limits on

Ownership of Common Stock." Such provisions may (i) deter tender offers for Common Stock, which may be attractive to the stockholders; or (ii) deter purchases of large blocks of Common Stock, thereby limiting the opportunity for stockholders to receive a premium for their Common Stock over then-prevailing market prices.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF COMMON STOCK

  Certain provisions of the Charter provide that if a transfer of stock of Parkway or a change in the capital structure of Parkway would result in (i) any person (as defined in the Charter) directly or indirectly acquiring beneficial ownership of more than 9.8% (in value or in number, whichever is more restrictive) of the outstanding capital stock of Parkway excluding Excess Stock (as defined below); (ii) the outstanding shares of Parkway being constructively or beneficially owned by fewer than 100 persons; (iii) Parkway being "closely held" within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the "Code"), then: (A) any proposed transfer will be void ab initio and will not be recognized by Parkway; (B) Parkway will have the right to redeem the shares proposed to be transferred; and (C) the shares proposed to be transferred will be automatically converted into and exchanged for shares of a separate class of stock, the excess stock, par value $0.001 per share, of Parkway ("Excess Stock"), having no dividend or voting rights. Holders of Excess Stock do have certain rights in the event of any liquidation, dissolution or winding up of the Company. The Charter further provides that the Excess Stock will be held by Parkway as trustee for the person or persons to whom the shares are ultimately transferred, until such time as the shares are retransferred to a person or persons in whose hands the shares would not be Excess Stock and certain price-related restrictions are satisfied. These provisions are designed to enable Parkway to meet the share ownership requirements applicable to REITs under the Code, but may also have the effect of discouraging tender offers or purchases of large blocks of stock, thereby limiting the opportunity for stockholders to receive a premium for their Common Stock over then-prevailing market prices.

POSSIBLE ADVERSE IMPACT OF MARKET CONDITIONS ON MARKET PRICE

  The market value of the Common Stock could be substantially affected by general market conditions, including changes in interest rates, government regulatory action and changes in tax laws. An increase in market interest rates may lead purchasers of the Common Stock to demand a higher annual dividend yield on the Common Stock, which could adversely affect the market price of the Common Stock. Moreover, numerous other factors, such as government regulatory action and changes in tax laws, could have a significant impact on the future market price of the Common Stock or other securities.

REIT ELECTION TAX RISKS

  Parkway has determined to qualify and is operating so as to qualify as a REIT under the Code commencing with its taxable year beginning January 1, 1997. Although management of Parkway believes that Parkway has been organized and will operate in such a manner, no assurance can be given that Parkway will be able to continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT depends upon Parkway meeting and continuing to meet the various highly technical and complex Code provisions and REIT qualification rules, which include (i) maintaining ownership of specified minimum levels of real estate related assets; (ii) generating specified minimum levels of real estate related income; (iii) maintaining certain ownership restrictions on Parkway shares; (iv) having no positive earnings and profits account from years in which Parkway was not qualified as a REIT; and
(v) distributing at least 95% of all real estate investment taxable income on an annual basis. There are only limited judicial and administrative interpretations of such rules. Furthermore, the determination of various factual matters and circumstances not entirely within Parkway's control may affect Parkway's ability to qualify as a REIT.

  If Parkway fails to qualify as a REIT, Parkway will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, Parkway will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings of

Parkway available for investment or distribution to stockholders because of the additional tax liability to Parkway for the year or years involved. In addition, distributions would no longer be required to be made. To the extent that distributions to stockholders had been made in anticipation of Parkway's qualifying as a REIT, Parkway might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. See "Federal Income Tax Considerations--Taxation of the Company" in the Prospectus attached hereto.

FORWARD-LOOKING STATEMENTS

  The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This Prospectus Supplement, the accompanying Prospectus and other materials filed or to be filed by the Company with the Securities and Exchange Commission (the "Commission") under the Exchange Act and incorporated by reference in the accompanying Prospectus contain or will contain forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements include information relating to acquisitions and other business development activities, future capital expenditures, financing sources and availability and the effects of regulations (including environmental regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements contained in this Prospectus Supplement or the accompanying Prospectus or incorporated by reference in such Prospectus. These risks and uncertainties include, but are not limited to, uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants' business operations), risks relating to acquisition and development activities, possible environmental liabilities, risks relating to leverage, debt service and obligations with respect to the payment of dividends (including availability of financing terms acceptable to the Company and sensitivity of the Company's operations to fluctuations in interest rates), the potential for the need to use borrowings to make distributions necessary for the Company to qualify as a REIT or to fund the payment of dividends, dependence on the primary markets in which the Properties are located, the existence of complex regulations relating to the Company's status as a REIT and the adverse consequences of the failure of the Company to qualify as a REIT and the potential adverse impact of market interest rates on the market price for the Company's securities.

                                  THE COMPANY

GENERAL

  Parkway is a self-administered REIT specializing in the acquisition, ownership, management, financing and leasing of office properties in the Southeastern United States and Texas. Parkway and its predecessors have been public companies engaged in the real estate business since 1971, and have successfully operated and grown through several major real estate cycles. As of September 18, 1997, Parkway owned or had an interest in 26 office properties in ten states encompassing approximately 3.4 million net rentable square feet. The Company seeks to acquire Class A, A- or B+ office properties ranging in size from 50,000 to 500,000 net rentable square feet in markets characterized by above average employment and population growth.

  The purchase of the Mtel Centre in Jackson, Mississippi in July 1995 marked the implementation of the Company's business strategy of focused investment in office properties. As part of this strategy, the Company has (i) completed the acquisition of 22 office properties, encompassing approximately 3.0 million net rentable square feet, for a total investment of more than $220 million; (ii) entered into contracts to purchase the Proposed Acquisitions, encompassing 832,676 net rentable square feet, for an estimated total investment of approximately $76.5 million; and (iii) sold or is in the process of selling all of its non-office assets.

  Parkway generally seeks to purchase office properties at significant discounts to replacement cost, and whose current rental rates are at or below market rental rates. Since January 1, 1997, the Company has acquired ten office properties aggregating approximately 1.4 million net rentable square feet for a total investment of $115 million, or approximately $81 per net rentable square foot, at initial unleveraged yields averaging 9.7%.

  As of September 18, 1997, the implied stock market value of the Properties was approximately $92 per net rentable square foot, as compared to the Company's estimate of replacement cost for the Properties of approximately $120 per net rentable square foot. The Company defines implied stock market value as the Company's total market capitalization (the aggregate market value of the Common Stock plus total debt) less the book value of non-office real estate assets, divided by the net rentable square footage of the Properties.

                      PARKWAY OFFICE PROPERTY INVESTMENT

Total Investment Per Net Rentable Square Foot................... $ 74
Implied Stock Market Value Per Net Rentable Square Foot(1)...... $ 92
Estimated Replacement Cost Per Net Rentable Square Foot......... $120
--------
(1) Based on the September 18, 1997 closing sales price on the NYSE of $33.6875 per share.

  Parkway's business objective is to maximize total return to stockholders over time through increases in distributions and share price appreciation. Through September 18, 1997, Parkway's stockholders have achieved total returns (which represents stock price appreciation and aggregate distributions paid) of approximately 26.0% since January 15, 1997, the date of the Company's last public offering, and approximately 236.2% since July 1, 1995, the date marking the implementation of the Company's office investment strategy.

  Parkway's principal office is located at One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201-2195. Its telephone number is
(601) 948-4091 and the Company maintains a web site (http://www.parkwayco.com).

MANAGEMENT TEAM

  The Company believes that the strength of its management team provides a significant competitive advantage in the ownership and acquisition of office properties. Parkway's management team of office property specialists has proven capabilities in office property (i) acquisition; (ii) ownership; (iii) management; (iv) leasing; (v) financing; (vi) development; and (vii) re-positioning. The Company believes these capabilities will allow Parkway to continue to create office property value in all phases of the real estate cycle. Parkway's nine senior officers have an average of approximately 16 years of real estate industry experience, and have worked together at Parkway or its predecessors for an average of approximately nine years. Management has developed a highly service-oriented management culture and believes that its proactive leasing, property management and asset management activities will result in higher retention rates and higher rental rates and will continue to translate into enhanced stockholder value.

INVESTMENT STRATEGY

  The purchase of the Mtel Centre in Jackson, Mississippi in July 1995 marked the implementation of the Company's business strategy of focused investment in office properties, located in markets characterized by employment and population growth above the United States average. As part of this strategy, the Company has (i) completed the acquisition of 22 office properties, encompassing approximately 3.0 million net rentable square feet, for a total investment of in excess of $220 million; (ii) entered into contracts to purchase the Proposed Acquisitions, encompassing 832,676 net rentable square feet, for an estimated total investment of $76.5 million; and (iii) sold or is in the process of selling all of its non-office assets. Management believes that it will be able to further identify substantial opportunities for office property investments that satisfy its strict acquisition criteria.

  Parkway generally seeks to acquire well-located Class A, A- or B+ (as classified within their respective markets) multi-story office buildings which are located in primary or secondary markets in the Southeastern United States and Texas, ranging in size from 50,000 to 500,000 net rentable square feet and which have current and projected occupancy levels in excess of 70% and adequate parking to accommodate full occupancy. The Company targets buildings which are occupied by a major tenant (or tenants) (e.g., a tenant that accounts for at least 30% of the building's total rental revenue and has at least five years remaining on its lease). Parkway strives to purchase office buildings at initial unleveraged yields on its total investment in the range of 9% to 11% per annum. The Company defines initial unleveraged yield as net operating income divided by total investment, where net operating income represents budgeted cash operating income for the current year at current occupancy rates and at rental rates currently in place with no adjustments for anticipated expense savings, increases in rental rates, additional leasing or straight line rent. Leases that expire during the year are assumed to renew at market rates unless interviews with tenants during pre-purchase due diligence indicate a likelihood that a tenant will not renew. Total investment is defined as purchase price plus estimated closing costs plus anticipated capital expenditures during the first 24 months of ownership for tenant improvements, commissions, upgrades and capital improvements to bring the building up to the Company's standards. The Company also generally seeks to acquire properties whose total investment per net rentable square foot is at least 25% below estimated replacement cost and whose current rental rates are at or below market rental rates. As of September 18, 1997, the implied stock market value of the Properties was approximately $92 per net rentable square foot, as compared to the Company's estimate of replacement cost for the Properties of approximately $120 per net rentable square foot.

  The Company's estimate of replacement cost is derived, in part, from publicly available information as presented in the February 1997 issue of "Building Design and Construction" as prepared by R. S. Means Company, Incorporated, regarding the base construction costs for new office buildings in the Atlanta, Cleveland, Dallas, Houston, New Orleans, Winston-Salem and Washington, D.C. office real estate markets. The Company utilized the base construction costs estimates described above in combination with its own estimates, based on the Company's experience and publicly available information, of site work, land, tenant improvement, soft and garage costs to derive a conservative estimated replacement cost for its Properties.

  Parkway believes that its focus on its existing and targeted high-growth markets in the Southeastern United States and Texas should provide further opportunities to enhance stockholder value. Parkway is presently focusing its resources on acquisitions in both its existing markets and targeted markets including, but not limited to, Charlotte, Knoxville, Nashville, Tampa and Orlando. The Company has targeted these expansion markets based on positive economic indicators such as above average employment and population growth and strong real estate market conditions. Parkway management is currently evaluating more than $500 million of potential office property acquisitions to determine whether they meet management's strict acquisition criteria. The Company believes that its successful track record for creating value for stockholders through selective acquisitions is a result of management's extensive real estate and public company experience and disciplined acquisition philosophy.

  In addition to direct real estate acquisitions, Parkway's investment strategy has also historically included the consummation of business combination transactions with other public real estate and financial companies which Parkway deemed to be undervalued. Since 1979, Parkway has completed eight such business combinations. Management may pursue similar business transactions on a selected basis in order to enhance stockholder value.

OPERATING STRATEGY

  Parkway has developed a service-oriented operating strategy structured to preserve and enhance the value of the Properties. Parkway's operating strategy is focused on maximizing tenant retention through personalized programs and a high level of interaction with its tenants. In order to strengthen its relationships with its tenants, the Company has recently promoted one of its asset managers to the position of full-time tenant advocate. Parkway's tenant advocate is responsible for maintaining a continuous dialogue with tenants at all of the Properties. The Company believes that fostering such relationships with its tenants will lead to higher tenant satisfaction, resulting in improved operating results and consistent increases in property cash flows. Also, as part of its operating strategy, Parkway adheres to strict guidelines in selecting tenants for its Properties, generally based on credit quality, long-term business prospects and contribution to the Property's existing tenant mix, among other criteria.

  Parkway's operating strategy is based on a service-oriented management culture, where all managers are trained and focused on providing quality service to the Company's tenants. Parkway's employees are trained in all areas of office property operations. Parkway relies on in-house training and development of its senior employees, and each potential executive is required to oversee the management of one of the Properties for a period of two years, during which period the potential executive is expected to oversee all aspects of office property management.

  The Company's service-oriented management culture is further exemplified by its "4F Program," which refers to "Flags, Flowers, Fixtures and Fellowship." This program provides a guideline for property enhancements and national performance standards for each Property. As part of the "4F Program," Parkway seeks to build tenant satisfaction through many incentives, including (i) the installation of the Flag of the United States of America and appropriate state flags in front of the Property; (ii) high-quality landscaping and placement of fresh flowers throughout each Property; (iii) selectively commissioning art work and coordinating with local museums to arrange exhibits in the lobby area; and (iv) organizing regular tenant appreciation gatherings, lunches and breakfasts. The Company believes such proactive Property management has resulted in increased tenant satisfaction and higher retention rates. Beginning October 1, 1997, this program will be monitored by a full time tenant advocate whose duties are to ensure the highest standards of customer service.

  Parkway currently manages its Properties in Jackson and has decided to expand its self-management, effective January 1, 1998, to office properties that it owns or may acquire in Houston, Atlanta, Dallas, Charlotte, Winston-Salem, Columbia, Knoxville and Memphis. As such, Parkway will self-manage in excess of 80% of its current portfolio on a net rentable square footage basis. Historically, Parkway managed properties only in selected markets where operating efficiencies and cost savings could be achieved through self-management. The Company benefits from a fully integrated management infrastructure, provided by its wholly-owned management subsidiary, Parkway Realty Services, Inc. ("Parkway Realty"). In addition to certain of the Properties, Parkway Realty currently manages and/or leases approximately one million net rentable square feet for third parties. The Company is in the process of significantly expanding its management efforts through plans to expand the self-management of its Properties to all markets as its presence in those markets reaches the minimum net rentable square footage in those markets necessary to make it cost efficient to self-manage. The Company believes self-management will result in higher tenant retention and will allow the Company to enhance stockholder value through the application of its proactive management style.

FINANCING STRATEGY

  Parkway intends to maintain a conservative capital structure with a total debt to total market capitalization ratio ranging between 25% and 40%. On a pro forma as adjusted basis as of June 30, 1997, the Company's ratio of debt to total market capitalization was approximately 21.6%. The Company intends to optimize its financial flexibility through the utilization of both secured and unsecured debt, as well as through a variety of equity and equity-linked financial instruments, in order to finance its investment and operational strategies to maximize stockholder returns. The Company does not anticipate that its 1997 dividend payout ratio will exceed 50% of its FFO, which should allow Parkway to generate a significant amount of retained cash for use in the acquisition of office properties.

ELECTION OF REIT STATUS

  Until December 31, 1996 Parkway operated as a real estate operating company. For the taxable years 1995 and 1996, Parkway paid virtually no federal income taxes ($64,000 in 1995 and none in 1996) primarily because Parkway utilized certain net operating losses ("NOLs") to shelter most of Parkway's income from such taxes. However, the increase in the number of outstanding shares of Common Stock which resulted from the completion of a private placement of shares of Common Stock in June 1996 and certain business combination transactions in 1994 and 1995 caused the use of Parkway's NOLs to be significantly limited in any one year. Accordingly, Parkway's Board of Directors determined that it was in the best interests of Parkway and its stockholders to elect to qualify Parkway as a REIT under the Code for the taxable year beginning January 1, 1997, which will allow Parkway to be generally exempt from federal income taxes even if its NOLs are limited or exhausted, provided it meets various REIT requirements. See "Federal Income Tax Considerations" in the accompanying Prospectus and "Certain Federal Income Tax Considerations" herein.

DISPOSITIONS

  Since January 1, 1995, Parkway has pursued a strategy of liquidating its non-office assets and office building investments outside its area of geographic focus, and using the proceeds from such sales to acquire office properties in the Southeastern United States and Texas. In accordance with this strategy, since January 1, 1995, Parkway has sold assets with a book value of approximately $41 million for approximately $62 million, resulting in an aggregate gain for financial reporting purposes of approximately $21 million. The book value of all remaining non-office building real estate assets and mortgage loans, all of which are for sale, was approximately $7 million as of June 30, 1997.

                                   PROPERTIES

OFFICE PROPERTIES

  Properties. The following table contains certain information with respect to the Properties, including the Recent Acquisitions:

                                                                             ESTIMATED
                                                                               GROSS
                                                       PERCENT    AVERAGE     MARKET
                                                       OF TOTAL    GROSS      RENTAL
                                              TOTAL      NET    RENTAL RATE  RATE PER   PERCENT
  STATE, CITY,                                 NET     RENTABLE PER SQUARE  SQUARE FOOT LEASED
   SUBMARKET,                   TOTAL       RENTABLE    SQUARE  FOOT AS OF     AS OF     AS OF  YEAR
  PROPERTY NAME             INVESTMENT (1) SQUARE FEET   FEET   8/31/97 (2) 8/31/97 (3) 8/31/97 BUILT
  -------------             -------------- ----------- -------- ----------- ----------- ------- -----
ALABAMA
 BIRMINGHAM
  Hoover/Riverchase
   Vestavia
 Center (5).....             $ 5,050,000      75,880     2.25%    $15.63      $15.50      93.1% 1988
GEORGIA
 ATLANTA
  Airport/South
 Atlanta
   Waterstone...             $ 8,266,000      92,600     2.75%    $17.19      $18.00      92.2% 1987
 Central
  Perimeter
  Falls Pointe..             $ 9,250,000     105,655     3.13%    $14.98      $18.00      96.8% 1990
  Roswell North.             $ 4,850,000      57,841     1.72%    $15.31      $17.00      92.3% 1986
 Northwest/I-75
  Meridian (5)..             $10,650,000     100,932     2.99%    $16.62      $18.00     100.0% 1985
  Lakewood II
   (5)..........             $11,650,000     118,750     3.52%    $14.34      $18.00     100.0% 1986
INDIANA
 INDIANAPOLIS
  Speedway
   Corporate
 Square
    West........             $ 2,832,000      95,989     2.85%    $11.35      $13.00      96.4% 1968
LOUISIANA
 NEW ORLEANS
  East
   Wink
 Building (6)...             $ 1,542,000      32,325     0.96%    $ 8.31      $ 8.31     100.0% 1987
MISSISSIPPI
 JACKSON
  Central
 Business
 District
   One Jackson
 Place..........             $25,797,000     218,582     6.48%    $17.73      $18.50     100.0% 1986
  Mtel Centre...             $14,300,000     261,539     7.76%    $16.02      $17.50      98.9% 1987 (7)
 I-55 North
  IBM Building..             $ 6,972,000      93,308     2.77%    $15.31      $17.50      99.5% 1986
NORTH CAROLINA
 CHARLOTTE
  I-77/Southwest
   Charlotte Park Executive
    Center (5)..             $15,195,000     187,018     5.55%    $14.54      $16.50      91.7% 1982/
                                                                                                1984/
                                                                                                1986 (8)
 WINSTON-SALEM
  Central
 Business
 District
   BB&T
 Financial
    Center......             $25,316,000     238,919     7.09%    $17.63      $19.00      99.3% 1988
  STATE, CITY,
   SUBMARKET,                          SIGNIFICANT
  PROPERTY NAME                        TENANTS (4)
  -------------                        -----------
ALABAMA
 BIRMINGHAM
  Hoover/Riverchase
   Vestavia
 Center (5).....                       Sprint PCS
                              Primerica Financial Services
                                 Baptist Health Systems
GEORGIA
 ATLANTA
  Airport/South
 Atlanta
   Waterstone...                       Aeronomics
                                  The Hertz Corporation
 Central
  Perimeter
  Falls Pointe..                          Lynk
                                          Cigna
                                 The Industrial Company
  Roswell North.                Thyssen Haniel Logistics
                                   Roberts Properties
 Northwest/I-75
  Meridian (5)..              Technology Service Solutions
  Lakewood II
   (5)..........                    Colgate Palmolive
                                     Magnus Software
                                    Facility Holdings
INDIANA
 INDIANAPOLIS
  Speedway
   Corporate
 Square
    West........                      Metro Health
LOUISIANA
 NEW ORLEANS
  East
   Wink
 Building (6)...                 Wink Engineering, Inc.
MISSISSIPPI
 JACKSON
  Central
 Business
 District
   One Jackson
 Place..........                          Mtel
                                  Forman Perry Watkins
                                   Krutz & Tardy, PLLC
  Mtel Centre...                          Mtel
                                      Phelps Dunbar
 I-55 North
  IBM Building..                    Nichols Research
                                           IBM
                                          GMAC
NORTH CAROLINA
 CHARLOTTE
  I-77/Southwest
   Charlotte Park Executive
    Center (5)..              Premier Health Systems, Inc.
                               Bell South Business Systems
 WINSTON-SALEM
  Central
 Business
 District
   BB&T
 Financial
    Center......            Womble, Carlyle, Sandridge & Rice
                                 BB&T Southern Financial

                                                                     ESTIMATED
                                                                       GROSS
                                               PERCENT    AVERAGE     MARKET
                                               OF TOTAL    GROSS      RENTAL
                                                 NET    RENTAL RATE  RATE PER   PERCENT
  STATE, CITY,                      TOTAL NET  RENTABLE PER SQUARE  SQUARE FOOT LEASED
   SUBMARKET,           TOTAL       RENTABLE    SQUARE  FOOT AS OF     AS OF     AS OF  YEAR             SIGNIFICANT
 PROPERTY NAME      INVESTMENT (1) SQUARE FEET   FEET   8/31/97 (2) 8/31/97 (3) 8/31/97 BUILT            TENANTS (4)
 -------------      -------------- ----------- -------- ----------- ----------- ------- -----            -----------
SOUTH CAROLINA
 COLUMBIA
  Central
 Business
 District
   NationsBank
 Tower (5)......     $ 21,675,000     296,725    8.80%    $11.75      $14.50      96.2% 1973             NationsBank
                                                                                                 Wilbur Smith and Associates
                                                                                                       McNair Law Firm
TENNESSEE
 MEMPHIS
  East
   Forum II &
 Forum III (5)..     $ 16,864,000     177,250    5.26%    $15.75      $18.00      99.7% 1985        Process Systems, Inc.
                                                                                                       Federal Express
                                                                                                Insituform Technologies, Inc.
TEXAS
 DALLAS
  Las Colinas
   Fairway
 (5)(9).........     $  7,205,000      82,268    2.44%    $17.09      $18.00     100.0% 1980   Associates First Capital Corp.
                                                                                                   Don and Carol Campbell
  Telecom
 Corridor
   Courtyard at
    Arapaho (5)(9).  $ 15,425,000     200,726    5.96%    $11.41      $16.25      96.9% 1986  Northern Telecommunications, Inc.
                                                                                                American Medical Electronics
 HOUSTON
  Energy
 Corridor
   One Park 10 .     $  6,997,000     161,234    4.78%    $10.95      $16.00      97.0% 1982           Prime Equipment
                                                                                                        Healthsource
                                                                                                   American Student Travel
   Woodbranch...     $  4,160,000     109,291    3.24%    $10.49      $14.50      98.7% 1982             Future Soft
                                                                                                      Exxon Corporation
   Ashford II        $  2,627,000      58,511    1.74%    $13.54      $13.50     100.0% 1977     Consumer Credit Associates
 (5)............                                                                                  Operational Services Inc.
  Northbelt
   400 North
 Belt...........     $ 10,521,000     220,934    6.55%    $11.08      $13.25      95.1% 1982        Burlington Resources
                                                                                                   Cal Dive International
  Southwest
 Freeway
   Sugar Grove       $  8,630,000     122,682    3.64%    $12.83      $16.00      98.1% 1982            BKW Eagleton
 (5)............                                                                                 Sugar Grove Executive Suite
  Westchase
   West Office
 Building(9)....     $    469,000      20,900    0.62%    $ 8.05      $ 8.50     100.0% 1986         Assembletech, Inc.
   Tensor
 Building.......     $  3,050,000      91,960    2.73%    $ 9.24      $12.00     100.0% 1983             PGS Tensor
VIRGINIA
 ALEXANDRIA
  395 Corridor
   Cherokee
 Business
    Center......     $  3,691,000      53,838    1.60%    $14.36      $16.00     100.0% 1985            J.G. Van Dyke
 TYSONS CORNER
  Route 7
 Corridor
   8381 and 8391
 Courthouse
    Road........     $  7,838,000      94,931    2.82%    $16.47      $22.00     100.0% 1984             Cap Gemini
                                                                                                    Ellsworth Associates
                     ------------   ---------    ----     ------      ------     -----
TOTAL/WEIGHTED
 AVERAGE........     $250,822,000   3,370,588     100%    $14.10      $16.45      97.6%
                     ============   =========    ====     ======      ======     =====
AVERAGE TOTAL
 INVESTMENT PER
 SQUARE FOOT....     $      74.41
                     ============

-------
(1) For buildings purchased before July 1, 1995, total investment is capitalized cost as of June 30, 1997. For buildings purchased after July 1, 1995, total investment is acquisition price plus the costs of capital improvements that Parkway expects to complete at such Property during the 24 month period following acquisition.
(2) Average Gross Rental Rate is defined as the weighted average current base rental rate for occupied office space in the building. No pass-through income is included in this rate.
(3) The Estimated Gross Market Rental Rate is based upon information obtained from (i) the Company's own experience in leasing space at the Properties;
  (ii) leasing agents in the relevant markets with respect to quoted rental rates and completed leasing transactions for comparable properties in the relevant markets; and (iii) publicly available data with respect thereto.
(4) Identifies tenants with leases that occupy 10% or more of the total net rentable square feet at the Property.
(5) Recent Acquisitions.
(6) Parkway owns a 50% interest in the Wink Building.
(7) For Mtel Centre, this is the date of a major renovation.
(8) Charlotte Park Executive Center contains three office buildings, one built in 1982, one built in 1984 and one built in 1986.
(9) Expenses have been added back to net rental rates to convert to gross rental rates.

  Proposed Acquisitions. The following table contains certain information with respect to the Proposed Acquisitions:

                                                                        ESTIMATED
                                                           AVERAGE        GROSS
                                                PERCENT     GROSS        MARKET
                                                 OF NET  RENTAL RATE   RENTAL RATE PERCENT
    STATE, CITY,                     TOTAL NET  RENTABLE PER SQUARE    PER SQUARE  LEASED
     SUBMARKET,          TOTAL       RENTABLE    SQUARE  FOOT AS OF    FOOT AS OF   AS OF  YEAR         SIGNIFICANT
   PROPERTY NAME     INVESTMENT (1) SQUARE FEET FEET (2) 7/31/97 (3)   7/31/97 (4) 8/31/97 BUILT         TENANTS (5)
   -------------     -------------- ----------- -------- -----------   ----------- ------- -----        -----------
GEORGIA
 ATLANTA
 Central Perimeter
  Hightower Centre.   $ 7,100,000      78,199     1.86%    $14.35        $16.25     96.2%  1983         Sybra, Inc.
                                                                                                 Municipal Waste Management
TENNESSEE
 KNOXVILLE
 Central Business
  District
  First Tennessee
   Plaza...........   $32,343,000     419,809     9.99%    $13.23        $15.00     94.9%  1978     First Tennessee Bank
 MEMPHIS
 Central Business
  District
  Morgan Keegan
   Tower (6).......   $37,100,000     334,668     7.96%    $14.19 (7)    $17.00     87.0%  1985        Morgan Keegan
                      -----------     -------    -----     ------        ------     ----
TOTAL/WEIGHTED
 AVERAGE...........   $76,543,000     832,676    19.81%    $13.71        $16.33     96.4%
                      ===========     =======    =====     ======        ======     ====
AVERAGE TOTAL
 INVESTMENT PER
 SQUARE FOOT.......   $     91.92
                      ===========

-------
(1) Total investment is proposed acquisition price plus the costs of capital improvements that Parkway expects to complete at such property during the 24 month period following proposed acquisition.
(2) Percent of net rentable square feet includes the total net rentable square feet at the Properties and at the Proposed Acquisitions.
(3) Average Gross Rental Rate is defined as the weighted average current base rental rate for occupied office space in the building. No pass-through income is included in this rate. The Weighted Average Gross Rental Rate provides a weighted average gross rental rate for the Properties and the Proposed Acquisitions.
(4) The Estimated Gross Market Rental Rate is based upon information obtained from (i) the Company's own experience in leasing space at the Properties;
    (ii) leasing agents in the relevant markets with respect to quoted rental rates and completed leasing transactions for comparable properties in the relevant markets; and (iii) publicly available data with respect thereto. The Weighted Average Estimated Gross Market Rental Rate provides a weighted average estimated gross market rental rate for the Properties and the Proposed Acquisitions.
(5) Identifies tenants with leases that occupy 10% or more of the total net rentable square feet at the property.
(6) Parkway will use approximately $36 million of the net proceeds of the Offering to purchase the Morgan Keegan Tower from an affiliate of Morgan Keegan, one of the Underwriters. An affiliate of Morgan Keegan will receive approximately $16.3 million in cash and Parkway will retire approximately $19.7 million of indebtedness encumbering the property. See "Underwriting."
(7) Includes pass-through income.

SIGNIFICANT TENANTS

  The Properties are leased to approximately 400 tenants. No tenant currently accounts for more than approximately 5.7% of the total annualized rental revenue. The Company seeks high-quality tenants with a national, regional and local mix, high credit quality and diversified cash flows. The following table sets forth certain information regarding the ten largest tenants of the Properties based upon leased net rentable square feet as of August 31, 1997:

                                         TENANT'S
                                        PERCENT OF                PERCENT OF
                                LEASED   TOTAL NET  ANNUALIZED      TOTAL           LEASE
                                SQUARE   RENTABLE     RENTAL      ANNUALIZED     EXPIRATION
              TENANT             FEET   SQUARE FEET REVENUE (1) RENTAL REVENUE      DATE
              ------            ------- ----------- ----------- -------------- ---------------
  1. Mtel....................   184,559    5.48%    $ 2,596,794      5.69%       7/05 and 6/02 (2)
     American Medical
  2. Electronics.............    96,166    2.85       1,057,826      2.32           12/01
  3. NationsBank.............    93,786    2.78       1,086,088      2.38           6/06
     Premier Health Systems,
  4. Inc.....................    92,523    2.75       1,330,836      2.91           11/99
  5. Womble, Carlyle,
     Sandridge & Rice........    91,968    2.73       1,719,802      3.77           6/05
  6. PGS Tensor..............    91,960    2.73         849,297      1.86           12/01
     Technology Service
  7. Solutions...............    87,324    2.59       1,384,217      3.03           6/01
  8. Burlington Resources....    86,096    2.56       1,076,200      2.36      12/01 and 12/06 (3)
  9. BB&T Southern Financial.    84,168    2.50       1,440,114      3.15           6/05
     Northern
     Telecommunications,
 10. Inc.....................    82,415    2.45         942,674      2.06           10/99
                                -------    ----     -----------      ----
     Total/Weighted Average..   990,965    29.4%    $13,483,848      29.5%
                                =======    ====     ===========      ====

--------
(1) Annualized Rental Revenue is defined as total net rentable square feet multiplied by the effective gross rental rate per net rentable square foot as of August 31, 1997.
(2) 154,640 net rentable square feet are leased at the Mtel Centre under a lease that expires in July 2005 and 29,919 net rentable square feet are leased at One Jackson Place under a lease that expires in June 2002.
(3) 76,580 net rentable square feet are leased under a lease that expires in December 2001 and 9,516 net rentable square feet are leased under a lease that expires in December 2006.

LEASE EXPIRATION CHART

  The following table sets forth a schedule of lease expirations for leases in place as of August 31, 1997, for each of the four years beginning with 1998, for the Properties, assuming that none of the tenants exercises renewal options.

                                                                          WEIGHTED        WEIGHTED
                                                                           AVERAGE        ESTIMATED
                                        PERCENT     ANNUALIZED         EXPIRING GROSS      AVERAGE
                         NET RENTABLE   OF TOTAL      RENTAL    NUMBER  RENTAL RATE/    MARKET RENT/
                         SQUARE FEET  NET RENTABLE    AMOUNT      OF    NET RENTABLE    NET RENTABLE
                           EXPIRING   SQUARE FEET  EXPIRING (1) LEASES SQUARE FOOT (2) SQUARE FOOT (3)
                         ------------ ------------ ------------ ------ --------------- ---------------
1998....................   313,773         9.3%    $ 4,104,000    78       $13.08          $16.22
1999....................   615,853        18.3       8,160,000    81        13.25           16.13
2000....................   372,807        11.1       5,484,000    60        14.71           16.99
2001....................   721,822        21.4      10,120,000    71        14.02           16.00

--------
(1) Annualized Rental Amount Expiring is defined as net rentable square feet expiring multiplied by the weighted average expiring annual rental rate per net rentable square foot.
(2) Gross rental rate is the weighted average base rental rate for office space. No pass-through income is included in this rate.
(3) Estimated Average Market Rent is based upon information obtained from (i) the Company's own experience in leasing space at the Properties; (ii) leasing agents in the relevant markets with respect to quoted rental rates and completed leasing transactions for comparable properties in the relevant markets; and (iii) publicly available data with respect thereto. Estimated Average Market Rent is weighted by the net rentable square feet expiring in each Property.

OFFICE PROPERTY MARKET INFORMATION

  The Company's Properties are located in 13 markets throughout the Southeastern United States and Texas. The Properties located in Texas, Mississippi, Georgia and North Carolina together represent approximately 75% of Parkway's total portfolio based on net rentable square feet. The five markets containing the Company's highest proportion of net rentable square feet are briefly described below.

HOUSTON, TEXAS

  Houston is the ninth largest city in the United States based on its employment base of approximately 1.84 million. Houston is considered the world's administrative and engineering hub for the oil and gas industry, as well as a major petroleum refining center and a major center for petrochemicals. Houston's economy has exhibited a decreased dependence on the oil and gas industries and has seen a shift towards the services sector as more oil companies have downsized and out-sourced functions formerly performed in-house.

  The services sector is the largest component of the employment base, representing approximately 30%. Growth in this sector has been primarily driven by expansion in the computer software, petrochemicals, machinery, oil and gas, tourism and hotel industries. Employment in the services sector grew at a rate of 2.5% during the twelve months ending in May 1997, representing the addition of more than 13,000 jobs. Overall, Houston's employment growth rate is slightly above the national average of 2.2%, and is expected to grow faster than the national employment rate for upcoming years. In addition, Houston has and is expected to continue to serve as a major transshipment point for trade to and from expanding Latin and South American markets, and is expected to become a leading transportation hub for Mexican goods and U.S. goods bound for Mexico as a result of the North American Free Trade Agreement.

  The Houston real estate market is characterized by declining vacancy rates, low levels of construction and a slow but steady growth in rental rates. The Houston office market contains approximately 146 million net rentable square feet, with an average rental rate of $15.76 per net rentable square foot per year, as of March 31, 1997. The overall office vacancy rate was approximately 19.4% at March 31, 1997, an improvement from the 20.9% vacancy rate at year-end 1996. Parkway owns seven properties aggregating approximately 786,000 net rentable square feet, located in the Houston submarkets of Energy Corridor, Northbelt, Southwest Freeway and Westchase.

       OFFICE VACANCY AND GROSS MARKET RENT PER NET RENTABLE SQUARE FOOT
                                  HOUSTON, TX

                             [GRAPH APPEARS HERE]

                                  Vacancy           Rent
                               ------------      ----------
                    1992           24.3%           $15.18
                    1993           23.5             14.91
                    1994           22.8             14.72
                    1995           23.1             14.85
                    1996           20.9             15.17
                 1Q 1997           19.4             15.76

--------
Source: Rosen Consulting Group

  Energy Corridor. The Energy Corridor submarket contains approximately 12 million net rentable square feet with approximately 6 million net rentable square feet of Class A space and approximately 5 million net rentable square feet of Class B space. Major tenants include large oil companies such as Shell Oil, Amoco and

Exxon Chemical. The Energy Corridor is located in West Houston, approximately 20 miles from downtown. Parkway owns three Properties in the Energy Corridor submarket, which at August 31, 1997 had a weighted average gross rental rate of $11.26 per net rentable square foot and an average vacancy rate of 1.9%. The average market rental rate per net rentable square foot for comparable properties in the Energy Corridor submarket was $12.11 and the average market vacancy rate was 2.7% as of June 30, 1997.

  Northbelt. The Northbelt submarket consists of approximately 9.8 million net rentable square feet with approximately 3.6 million net rentable square feet of Class A space and approximately 4.5 million net rentable square feet of Class B space. Major tenants include GE Capital, Honeywell, Fina and CSC. As of June 30, 1997, the Northbelt submarket enjoyed an occupancy rate of 84.9%. This was the highest occupancy rate for the Northbelt submarket in the past ten years. Parkway owns one Property in the Northbelt submarket, which at August 31, 1997 had a weighted average gross rental rate of $11.08 per net rentable square foot and a vacancy rate of 4.9%. The average market rental rate per net rentable square foot for comparable properties in the Northbelt submarket was $11.59 and the average market vacancy rate was 15.1% as of June 30, 1997.

  Southwest Freeway. The Southwest Freeway submarket consists of approximately
9.4 million net rentable square feet with approximately 2.9 million net rentable square feet of Class A space and approximately 2.3 million net rentable square feet of Class B space. Major tenants include Houston Cellular, American First Group and Schlumberger. The Southwest Freeway submarket led all office markets in Houston with approximately 1.1 million net rentable square feet of positive absorption in 1996. Parkway owns one Property in the Sugarland section of the Southwest Freeway submarket, which at August 31, 1997 had a weighted average gross rental rate of $12.83 per net rentable square foot and a vacancy rate of 1.9%. The average market rental rate per net rentable square foot for comparable properties in the Southwest Freeway submarket was $10.20 and the average market vacancy rate was 17.8% as of June 30, 1997.

  Westchase. The Westchase submarket consists of approximately 12.6 million net rentable square feet with approximately 2.8 million net rentable square feet of Class A space and approximately 6.3 million net rentable square feet of Class B space. Major tenants include American Express, Highlands Insurance and Continental Airlines. Parkway owns two Properties in the Westchase submarket, which at August 31, 1997 had a weighted average gross rental rate of $9.01 per net rentable square foot and was 100% leased. The average market rental rate per net rentable square foot for comparable properties in the Westchase submarket was $10.95 and the average market vacancy rate was 13.2% as of June 30, 1997.

DALLAS, TEXAS

  Dallas is the tenth largest city in the United States based on its employment base of approximately 1.73 million. Dallas enjoyed employment growth of 4.3% between May of 1996 and 1997, adding approximately 71,000 jobs during this period. This rate of growth was the eighth fastest among major U.S. metropolitan areas. During 1996 Dallas ranked fourth nationally in business and government relocations. Many businesses have relocated to Dallas due to its affordable land, low cost of housing, favorable business climate and tax environment. Dallas has a large international airport and offers product distribution to Asia, Europe and South America.

  The transportation, communications and public utilities sector (the "TCPU sector") is the fastest growing sector in the metropolitan economy. TCPU sector employment gained 9.1% during the year ended May 1997, largely based on growth in the telecommunications industry.

  The Dallas real estate market is characterized by declining vacancy rates, moderate rental rate growth and increasing construction activity. The Dallas office market contains approximately 128 million net rentable square feet, with an average rental rate of $20.17 per net rentable square foot per year, as of March 31, 1997. The overall vacancy rate was approximately 15.4% at March 31, 1997, an improvement from the 16.5% rate at year-end 1996. Parkway owns two Properties aggregating approximately 283,000 net rentable square feet, located in the Telecom Corridor and Las Colinas submarkets of Dallas.

       OFFICE VACANCY AND GROSS MARKET RENT PER NET RENTABLE SQUARE FOOT
                                  DALLAS, TX

                             [GRAPH APPEARS HERE]


                                 Vacancy           Rent
                               ------------     ----------
                   1992            28.0%          $16.21
                   1993            26.7            15.49
                   1994            22.9            15.80
                   1995            19.3            16.54
                   1996            16.5            19.54
                1Q 1997            15.4            20.17

--------
Source: Rosen Consulting Group

  Telecom Corridor. The Telecom Corridor submarket contains approximately 7.8 million net rentable square feet. Major tenants include large telecommunications companies such as Northern Telecom, Ericsson, Texas Instruments and MCI. The Telecom Corridor is occupied by approximately eighty telecommunications companies, second only to Silicon Valley, California. Parkway owns one Property in the Telecom Corridor, which at August 31, 1997 had a weighted average gross rental rate of $11.41 per net rentable square foot and a vacancy rate of 3.1%. The average market rental rate per net rentable square foot for comparable properties in the Telecom Corridor was $14.17 and the average market vacancy rate was 7.1% as of June 30, 1997.

  Las Colinas. The Las Colinas submarket contains approximately 11.3 million net rentable square feet. Major tenants include Exxon, GTE, Associates First Capital Corp., Nokia, Quaker State and Fidelity Investments. Parkway owns one Property in the Las Colinas submarket, which at August 31, 1997 had a weighted average gross rental rate of $17.09 per net rentable square foot and was 100% leased. The average market rental rate per net rentable square foot for comparable properties in the Las Colinas submarket was $22.66 and the average market vacancy rate was 4.6% as of June 30, 1997.

JACKSON, MISSISSIPPI

  Jackson is the largest metropolitan area in Mississippi. Jackson is characterized by a growing population base which represents approximately 16% of the total population in the State of Mississippi. Between 1990 and 1995, population growth was 4.8% according to the Jackson Chamber of Commerce. Jackson also enjoys a strong employment base. Unemployment was 6% in 1996 as Jackson added 1,617 new jobs. Employment is predicted to increase by approximately 2.5% in 1997 by the Rosen Consulting Group.

  Several major communications and telecommunications companies, including WorldCom, Inc., Mtel, MCTA Cellular Service and divisions of Bell South Tele-communications are located in Jackson. Jackson also serves as one of the lead-ing medical centers of the deep south.

  The Jackson office market contains approximately 4.0 million net rentable square feet of Class A and B space with a weighted average rental rate of $15.62 per net rentable square feet as of December 31, 1996. The overall average vacancy rate was 6.2% at December 31, 1996. Parkway owns three Properties aggregating approximately 573,000 net rentable square feet located in the Central Business District and I-55 North submarkets of Jackson.

  Central Business District. Jackson's Central Business District consists of approximately 2.2 million net rentable square feet of Class A and B space, of which approximately 1.0 million net rentable square feet is Class A space and approximately 1.2 million net rentable square feet is Class B space. The Central Business District is heavily occupied by national telecommunications tenants, including WorldCom, Inc., Mtel, and Bell South Telecommunications. Parkway owns two Properties in the Central Business District, which at August 31, 1997 had a weighted average rental rate of $16.80 per net rentable square foot and an average vacancy rate of 0.5%. The average market rental rate per net rentable square foot for comparable properties in the Central Business District is $16.05 and the average vacancy rate was approximately 6.2% as of June 30, 1997.

  I-55 North. The I-55 North submarket consists of approximately 1.2 million net rentable square feet of Class A and B space, of which approximately 765,000 net rentable square feet is Class A space and approximately 450,000 net rentable square feet is Class B space. Tenants in the I-55 North submarket are primarily financial and professional firms, such as Southern Farm Bureau Insurance and Nichols Research. The I-55 North submarket is the fastest growing office submarket in Jackson, commanding the highest average rental rates in Jackson. Parkway owns one Property in the I-55 North submarket, which at August 31, 1997 had a weighted average rental rate of $15.31 per net rentable square foot and a vacancy rate of 0.5%. The average market rental rate per net rentable square foot for comparable properties in the I-55 North submarket is $15.91 and the average vacancy rate was approximately 7.9% as of June 30, 1997.

ATLANTA, GEORGIA

  Atlanta is the seventh largest city in the United States based on its employment base of 1.95 million. Atlanta's unemployment rate of 3.6% at May 1997 was below the national average of 4.8%. The metro Atlanta population is
3.4 million and is expected to increase to 3.8 million by the year 2001 according to the Atlanta Chamber of Commerce. The U.S. Chamber of Commerce ranks Atlanta first in the Southeast and eighth in the nation in projected job growth. The 1996 job level of 1.8 million is forecasted to reach 2.4 million by the year 2000, for an increase of about 26%.

  Employment growth is strongest in Atlanta's services sector, with a gain of 3.1% in year-end 1996. This growth has been fueled by gains in business services, a sector that includes industries such as temporary employment agencies and software developers. Hotel and lodging is another important part of the services sector. While hotel occupancy has slowed following the 1996 Olympic games, sales and development activity remain strong.

  The Atlanta real estate market is characterized by stable vacancy and rental rates, and increasing construction activity. The Atlanta office market contains approximately 95 million net rentable square feet, with an average rental rate of $21.49 per net rentable square foot per year, as of March 31, 1997. The overall vacancy rate was approximately 12.8% as of March 31, 1997. Parkway owns five Properties aggregating approximately 476,000 net rentable square feet, located in the Central Perimeter, Airport/South Atlanta and Northwest/I-75 submarkets of Atlanta.

       OFFICE VACANCY AND GROSS MARKET RENT PER NET RENTABLE SQUARE FOOT
                               ATLANTA, GEORGIA

                             [GRAPH APPEARS HERE]

                                Vacancy           Rent
                             -------------     ----------
          1992                    20.2%          $23.32
          1993                    17.4            22.61
          1994                    15.8            21.92
          1995                    12.7            21.33
          1996                    12.5            20.93
       1Q 1997                    12.8            21.49

--------
Source: Rosen Consulting Group

  Central Perimeter. The Central Perimeter submarket contains approximately
19.3 million net rentable square feet with approximately 12.8 million net rentable square feet of Class A space and approximately 6.5 million net rentable square feet of Class B space. Major tenants in this submarket include finance, insurance and real estate firms, which occupy approximately 5.0 million net rentable square feet, and transportation, communication and utility firms, which occupy approximately 4.8 million net rentable square feet. The Central Perimeter is the largest submarket in Atlanta based on net rentable square feet. Parkway owns two Properties in the Central Perimeter submarket, which at August 31, 1997 had a weighted average gross rental rate of $15.10 per net rentable square foot and an average vacancy rate of 4.8%. The average market rental rate per net rentable square foot for comparable properties in the Central Perimeter submarket was $21.11 and the average market vacancy rate was 4.4% as of June 30, 1997.

  Northwest/I-75. The Northwest/I-75 submarket comprises more than 18.1 million net rentable square feet of office space with approximately 10 million net rentable square feet of Class A space and approximately 8.1 million net rentable square feet of Class B space. Major tenants in this submarket include finance, insurance and real estate firms, which occupy approximately 4.6 million net rentable square feet, and business service firms which occupy approximately 4.4 million net rentable square feet of office space. Parkway owns two Properties in the Northwest/I-75 submarket, which at August 31, 1997 had a weighted average gross rental rate of $15.39 per net rentable square foot and was 100% leased. The average market rental rate per net rentable square foot for comparable properties in the Northwest/I-75 submarket was $19.57 and the average market vacancy rate was 7.6% as of June 30, 1997.

  Airport/South Atlanta. The Airport/South Atlanta submarket consists of approximately 2.4 million net rentable square feet with approximately 518,000 net rentable square feet of Class A space and approximately 1.9 million net rentable square feet of Class B space. Major tenants include professional services organizations and finance, insurance and real estate firms. The Airport/South Atlanta submarket is a small but stable niche office market contributing to the needs of the local economy and the airport. Parkway owns one Property in the Airport/South Atlanta submarket, which at August 31, 1997 had a weighted average gross rental rate of $17.19 per net rentable square foot and a vacancy rate of 7.8%. The average market rental rate per net rentable square foot for comparable properties in the Airport/South Atlanta submarket was $13.05 and the average market vacancy rate was 19.2% as of June 30, 1997.

WINSTON-SALEM, NORTH CAROLINA

  Winston-Salem has a diversified economy with manufacturing, trade and services representing the three largest employment sectors. Recent trends suggest that the service sector will continue its growth, primarily because of the banking and medical industries. Job growth is forecasted by the Rosen Consulting Group to increase steadily at a rate of 1% to 2% per year. Between May 1996 and 1997, employment gained 1.2%, an increase over the 1.1% gain for the previous similar period.

  Manufacturing represents 27% of the employment base and is the largest sector within the employment base. While manufacturing sector employment declined 0.6% between May 1996 and 1997, several major companies have expanded operations in the area, including Sara Lee, Tolaram Polymers and 3C Alliance. In addition, the high technology industry has provided a new source of manufacturing jobs. High technology manufacturers are drawn to the area because of the favorable business attitude of local government, moderate tax rates and the low cost environment. In percentage terms, the finance, insurance and real estate sector was the fastest growing in the Winston-Salem economy during the year ended May 1997, with employment growth of 5.6%.

  The Winston-Salem real estate market has experienced a decline in vacancy rates from 19.1% in 1992 to 13.7% in the first quarter of 1997. The Winston-Salem office market contains about 14.2 million net rentable square feet of leasable space, with an average rental rate of $16.49 per square foot per year, as of March 31, 1997. The overall vacancy rate was approximately 13.7% at March 31, 1997, an improvement from the 13.8% rate at year-end 1996. Parkway owns one property aggregating approximately 239,000 net rentable square feet, located in the Central Business District submarket of the Winston-Salem area.

       OFFICE VACANCY AND GROSS MAKET RENT PER NET RENTABLE SQUARE FOOT
                         WINSTON-SALEM, NORTH CAROLINA

                             [GRAPH APPEARS HERE]

                                 Vacancy            Rent
                               -----------       ----------
                  1992            19.0%            $14.02
                  1993            17.2              14.94
                  1994            15.4              15.96
                  1995            13.1              15.96
                  1996            13.8              16.15
               1Q 1997            13.7              16.49

--------
Source: Rosen Consulting Group

  Central Business District. Winston-Salem's Central Business District consists of approximately 1.5 million net rentable square feet of Class A and B space, of which approximately 650,000 net rentable square feet is Class A space and approximately 850,000 net rentable square feet is Class B space. Major tenants in the Central Business District are primarily financial institutions and tobacco companies such as Wachovia Bank, BB&T Southern Financial and the R. J. Reynolds Company. Both Wachovia Bank and R. J. Reynolds Company own and fully occupy their own office property. Accordingly, such space is not included in the total net rentable square footage for the submarket. Parkway owns one Property in the Central Business District, which at August 31, 1997 had a weighted average rental rate of $17.63 per net rentable square foot and a vacancy rate of 0.7%. The average market rental rate per net rentable square foot for comparable properties in the Central Business District was $18.55 and the average vacancy rate was approximately 0.25% as of June 30, 1997.

                                USE OF PROCEEDS

  The net proceeds to Parkway from the Offering, after payment of expenses incurred in connection with the Offering, are estimated to be approximately $95.1 million (approximately $109.4 million if the Underwriters' over-allotment is exercised in full). Parkway intends to use the net proceeds from the Offering for general corporate purposes, including approximately $28.7 million to repay outstanding indebtedness under the Acquisition Facility and approximately $8.4 million to repay outstanding indebtedness under its Working Capital Facility, and the remainder to fund a portion of the purchase price of the Proposed Acquisitions. Both the Working Capital Facility and the Acquisition Facility bear interest at LIBOR plus 1.75% which translated into a 7.56% interest rate as of August 31, 1997. Parkway will use approximately $36 million of the net proceeds of the Offering to purchase the Morgan Keegan Tower from an affiliate of Morgan Keegan, one of the Underwriters. An affiliate of Morgan Keegan will receive $16.3 million in cash and Parkway will retire approximately $19.7 million of indebtedness encumbering the property. See "Underwriting."

  Pending application of the net proceeds, Parkway will invest such proceeds in interest-bearing accounts and short-term, interest-bearing securities, which is consistent with Parkway's intention to qualify for taxation as a REIT. Such investments may include certificates of deposit, interest-bearing bank deposits and money market investments.

                                DEBT STRUCTURE

  Parkway had an aggregate of approximately $105.3 million of outstanding debt as of September 18, 1997. Included in this amount is a $28.7 million principal balance under the Acquisition Facility, a $8.4 million principal balance under the Working Capital Facility and certain short term borrowings, all of which will be repaid with a portion of the net proceeds of this Offering. On a pro forma as adjusted basis as of June 30, 1997, Parkway will have approximately $17.9 million outstanding under its credit facilities. On a pro forma as adjusted basis as of June 30, 1997, the Company's total market capitalization (based on the closing stock price on September 18, 1997 of $33.6875 per share of Common Stock and including total indebtedness) will be approximately $400.0 million and Parkway's debt will represent approximately 21.6% of its total market capitalization.

  Ten of the Properties secure non-recourse mortgage indebtedness totaling approximately $68.2 million as of August 31, 1997, four of the Properties secure the Acquisition Facility and a building owned by a partnership in which Parkway is a 50% partner secures mortgage indebtedness of approximately $881,000. Parkway's non-recourse mortgage indebtedness has a weighted average remaining term of approximately 14 years and a weighted average interest rate of 8.02% per annum.

  Parkway intends to maintain a conservative capital structure with a total debt to total market capitalization ratio ranging between 25% and 40%. Parkway, however, consistently seeks to optimize its use of debt and other sources of financing to create a flexible capital structure that will allow Parkway to continue its disciplined investment strategy and maximize the returns to its stockholders.

MORTGAGE FINANCING

  The Recent Acquisitions have been purchased with existing cash reserves, bank borrowings and funds made available by the sale of non-office real estate assets, office building investments outside its area of geographic focus and securities, and the collection of mortgage notes receivable. Following the acquisition of office building investments, Parkway has obtained, and intends to continue to seek to obtain, fixed rate, non-recourse financing at fully-amortizing terms ranging from 12 to 15 years on certain of its Properties on a selective basis. Since January 1, 1997, Parkway has assumed an approximately $6.9 million fixed rate mortgage financing secured by Lakewood II.

  The existing mortgage indebtedness on the Properties that were owned by Parkway as of August 31, 1997 is set forth in the table below:

                                                                     BALANCE
                                                                   OUTSTANDING
                                    ORIGINAL    INTEREST MATURITY AT AUGUST 31,
            PROPERTY               PRINCIPAL      RATE     DATE        1997
            --------             -------------- -------- -------- --------------
                                 (IN THOUSANDS)                   (IN THOUSANDS)
One Jackson Place...............    $18,400      7.850%  11/10/10    $17,650
Mtel Centre.....................     11,000      7.750   01/01/08     10,010
IBM Building....................      4,800      7.700   02/15/11      4,529
Waterstone......................      5,620      8.000   07/01/11      5,383
One Park 10 Plaza...............      4,700      8.350   08/01/11      4,507
400 North Belt..................      6,750      8.250   08/01/11      6,471
Woodbranch......................      3,250      8.250   08/01/11      3,115
Falls Pointe....................      6,450      8.375   01/01/12      6,302
Roswell North...................      3,400      8.375   01/01/12      3,322
Lakewood II (1).................      6,910      8.080   08/16/06      6,890
                                    -------      -----               -------
Total/Weighted Average..........    $71,280      8.020%              $68,179
                                    =======      =====               =======

--------
(1) Original principal represents outstanding principal as of the date of closing of the purchase of this Property.

                                CAPITALIZATION

  The following table sets forth the capitalization of Parkway as of June 30, 1997 on (i) a historical basis; (ii) a pro forma basis giving effect to the purchase of the Recent Acquisitions completed after June 30, 1997 and to the purchase of the Proposed Acquisitions; and (iii) a pro forma as adjusted basis giving effect to the purchase of the Recent Acquisitions completed after June 30, 1997, the purchase of the Proposed Acquisitions and the consummation of the Offering.

                                                     AS OF JUNE 30, 1997
                                               --------------------------------
                                                                    PRO FORMA,
                                               HISTORICAL PRO FORMA AS ADJUSTED
                                               ---------- --------- -----------
                                                   (DOLLARS IN
                                                    THOUSANDS)
Indebtedness
  Lines of Credit.............................  $  8,200  $112,942   $ 17,864
  Mortgage Indebtedness.......................    61,681    68,591     68,591
Stockholder's equity
  Common Stock, $0.001 par value, 70,000,000
   shares authorized, 6,289,230 issued and
   outstanding on a historical basis and
   9,307,238 shares issued and outstanding on
   a pro forma as adjusted basis (1)(2).......         6         6          9
  Excess Stock, $0.001 par value, 30,000,000
   shares authorized, no shares issued........         0         0          0
  Additional Paid-In Capital..................   103,719   103,719    198,794
  Retained Earnings...........................    28,624    28,624     28,624
                                                --------  --------   --------
    Total Capitalization......................  $202,230  $313,882   $313,882
                                                ========  ========   ========

--------
(1) Based on the number of shares outstanding on September 18, 1997. Does not include 405,738 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted pursuant to Parkway's option plans.
(2) Assumes the Underwriters' over-allotment option to purchase up to 450,000 shares of Common Stock is not exercised. See "Underwriting."

                            SELECTED FINANCIAL DATA

  The following table sets forth certain financial information for the Company on a consolidated pro forma and historical basis. Such information should be read in conjunction with, and is qualified in its entirety by, the financial consolidated statements and notes thereto incorporated by reference into the accompanying Prospectus. The selected historical financial information of the Company as of December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995, has been derived from the historical consolidated financial statements of the Company audited by Ernst & Young LLP, independent auditors, whose report with respect thereto is incorporated by reference in the accompanying Prospectus. The selected financial and operating information for the six months ended June 30, 1997 has been derived from the unaudited financial statements of the Company incorporated by reference into the accompanying Prospectus.

  The unaudited pro forma information as of June 30, 1997 gives effect to the purchase of the Recent Acquisitions completed after June 30, 1997 and the purchase of the Proposed Acquisitions as if they had occurred at June 30, 1997 for the pro forma balance sheet. The pro forma consolidated statements of income for the year ended December 31, 1996 and six months ended June 30, 1997, gives effect to the purchase of the Recent Acquisitions and the purchase of the Proposed Acquisitions, the May 31, 1996 sale of 157 mortgage loans, the placement of non-recourse mortgage debt on certain properties acquired during 1995 and 1996 or assumed in the purchases, the sale of a mortgage loan on December 24, 1996 and the sale of 2,012,500 shares of Common Stock on January 22, 1997, as if all the transactions had occurred on January 1, 1996.

  The pro forma information is not necessarily indicative of what the actual financial position or results of operations of the Company that actually would have occurred if the purchases, sales and/or financings had been in effect on the dates indicated, nor does it purport to represent the Company's future financial position or results of operations.

                          SIX MONTHS ENDED JUNE 30,        TWELVE MONTHS ENDED DECEMBER 31,
                          ----------------------------   -------------------------------------
                              1997           1997           1996         1996         1995
                          (PRO FORMA)    (HISTORICAL)    (PRO FORMA) (HISTORICAL) (HISTORICAL)
                          ------------   -------------   ----------- ------------ ------------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenues:
 Office Properties......   $     29,382    $     18,065    $56,137     $ 18,840     $ 6,918
 Other Real Estate
  Properties............            440             440      1,773        1,773       2,023
 Other Income...........            805             805      2,082        3,466       3,826
Expenses:
 Office Properties:
   Operating Expense....         12,657           7,459     26,030        8,466       2,960
   Interest Expense.....          2,821           2,542      5,684        3,526       2,204
   Depreciation and
    Amortization........          3,775           2,255      7,485        2,444       1,179
   Minority Interest....             59              59        (28)         (28)       (100)
 Other Real Estate
  Properties:
   Operating Expense....            293             293      1,379        1,379       1,916
   Interest Expense.....              0               0          0            0          26
   Depreciation and
    Amortization........              0               0          0            0         152
 Interest Expense--Bank
  Notes.................          4,167             207      8,202          281         156
 Interest Expense--Wrap
  Mortgages.............              0               0          0          340         135
 Management Company
  Expenses..............            172             172        673          673         804
 General and
  Administrative and
  Other.................          1,677           1,677      3,085        3,085       2,381
                           ------------    ------------    -------     --------     -------
Income Before Gains.....          5,006           4,646      7,482        3,913         954
Gain on Real Estate Held
 for Sale and Mortgage
 Loans..................          1,574           1,574      9,909        9,909       6,552
Gain on Securities......              0               0        549          549       4,314
                           ------------    ------------    -------     --------     -------
Net Income..............   $      6,580    $      6,220    $17,940     $ 14,371     $11,820
                           ============    ============    =======     ========     =======
PER SHARE DATA (1):
 Net Income.............   $       1.10    $       1.04    $  3.16     $   3.92     $  4.24
 Book Value (at end of
  period)...............          21.04           21.04      18.30        18.30       16.34
 Cash Distributions
  Declared..............           0.50            0.50       0.62         0.62        0.44
 Cash Distributions
  Paid..................           0.50            0.50       0.62         0.62        0.44
 Weighted Average
  Shares Outstanding....          6,004           6,004      5,674        3,662       2,787
OTHER DATA:
 Funds from Operations
  (2)...................            --     $      6,851        --      $  6,379     $ 2,051
 Cash Flow Provided By
  (Used In):
   Operating Activities.            --     $      7,797        --      $  7,370     $ 2,655
   Investing Activities.            --          (70,590)       --       (48,522)      1,921
   Financing Activities.            --           55,220        --        43,161       1,148
 Number of Properties
  (at end of period)....            --               23        --            17           8
 Square Footage of the
  Properties (at end of
  period)...............            --            2,873        --         1,974         839
BALANCE SHEET DATA (at
 end of period):
 Office Investments,
  Net of Depreciation...   $    305,893    $    193,761        --      $122,802     $52,284
 Total Assets...........        321,526         209,874        --       147,035      88,043
 Mortgage Notes
  Payable...............         68,591          61,681        --        62,828      34,704
 Notes Payable to
  Banks.................        112,942           8,200        --             0           0
 Total Liabilities......        189,177          77,525        --        69,127      38,832
 Stockholders' Equity...        132,349         132,349        --        77,908      49,211

--------
(1) All amounts reflect the April 1996 stock split.
(2) Parkway defines FFO, consistent with NAREIT's definition, as net income
  (loss) (computed in accordance with generally accepted accounting principles ("GAAP")), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company believes FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. The Company computes FFO in accordance with standards established by Parkway, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

                 PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

  The following table sets forth the high and low closing sales prices per share of Common Stock and the cash distributions paid by Parkway for the calendar quarters specified. All Common Stock amounts and per share of Common Stock data set forth herein have been adjusted for Parkway's three-for-two stock split effected as a dividend of one share for every two shares outstanding, which dividend was payable on April 30, 1996 to stockholders of record on April 15, 1996.

                                                       PRICE
                                                 -----------------
                                                   HIGH     LOW    DISTRIBUTIONS
                                                 -------- -------- -------------
     1995
      First Quarter............................  $10.1719 $ 8.6719    $0.107
      Second Quarter...........................   11.5000   9.5000     0.107
      Third Quarter............................   13.3281  10.4219     0.113
      Fourth Quarter...........................   13.6719  12.3281     0.113
     1996
      First Quarter............................   15.6719  12.8281     0.113
      Second Quarter...........................   17.0000  14.7500     0.120
      Third Quarter (1)........................   20.8750  15.5000     0.140
      Fourth Quarter...........................   26.0000  20.3750     0.250
     1997
      First Quarter............................   28.6250  24.0000     0.250
      Second Quarter...........................   26.8750  21.6250     0.250
      Third Quarter through September 18, 1997.   33.6875  26.6250     0.350 (2)

--------
(1) The Company's Common Stock began trading on the NYSE on August 22, 1996.

(2) Payable on September 26, 1997 to holders of record on September 15, 1997. Purchasers in this Offering are not eligible to receive this distribution.

  The Company has paid 43 consecutive quarterly cash distributions to its stockholders. On September 4, 1997, the Company announced an increase in its quarterly distribution to $0.35 per share, which represents a 40% increase from the second quarter dividend of $0.25 per share. This increase will allow the Company to meet the annual distribution requirements described under "Federal Income Taxation--Taxation of the Company--Annual Distribution Requirements" in the accompanying Prospectus and will allow the Company to distribute all of its "REIT taxable income" so as to be generally exempt from federal income taxes. Since July 1, 1995, Parkway has increased its quarterly distributions from $.107 per share to $0.35 per share, which represents a 227% increase. As of September 18, 1997, the closing sales price for Common Stock on the NYSE was $33.6875 per share.

                                  MANAGEMENT

  Set forth below is information with respect to the members of the Board of Directors and the nine senior officers of the Company. Directors are elected annually by the stockholders for a one year term.

   NAME                               AGE              POSITION
   ----                               ---              --------
                                          Chairman of the Board and Chief
   Leland R. Speed..................   65 Executive Officer
                                          President, Chief Operating Officer
   Steven G. Rogers.................   43 and Director
   Sarah P. Clark...................   38 Senior Vice President, Chief
                                          Financial Officer,
                                           Treasurer and Secretary
   James M. Ingram..................   40 Senior Vice President
   David R. Fowler..................   40 Senior Vice President
                                          Senior Vice President of Technical
   Jack R. Sullenberger.............   43 Services
   G. Mitchel Mattingly.............   41 Senior Vice President
   Lisa L. McCary...................   34 Vice President
   Regina P. Shows..................   30 Vice President and Controller
   Daniel C. Arnold.................   67 Director
   George R. Farish.................   44 Director
   Roger P. Friou...................   63 Director
   Michael J. Lipsey................   48 Director
   Joe F. Lynch.....................   64 Director
   C. Herbert Magruder..............   64 Director
   W. Lincoln Mossop, Jr. ..........   63 Director

  LELAND R. SPEED has been the Chief Executive Officer of Parkway since 1980 and has served as Chairman of the Board of Directors since 1978. Mr. Speed also serves as Chairman of the Board of Directors and Chief Executive Officer of EastGroup Properties, Inc., and as a Director of ChemFirst and KLLM Transport Services, Inc. Prior to assuming these duties, Mr. Speed was in the general securities and real estate development business. He received his B.S. in Industrial Management from Georgia Institute of Technology and his M.B.A. from Harvard Business School.

  STEVEN G. ROGERS has been President and Chief Operating Officer of Parkway since 1993 and a Director since 1996. He previously served as Senior Vice President from 1988 to 1993. Prior to joining the Company, Mr. Rogers was Vice President and Project Manager with Joseph C. Canizaro Interests, a developer of office buildings. His principal duties in this capacity included large office development planning, leasing and sales and coordination of financing for office projects. Mr. Rogers received his B.A. in History from the University of Mississippi and his M.B.A. from Harvard Business School. Mr. Rogers currently serves as Vice Chairman of the Board of Trustees for the Mississippi Museum of Art and serves on the Board of Directors of Goodwill Industries and the Business Industrial Political Education Committee.

  SARAH P. CLARK has served Parkway as Senior Vice President since 1997, Vice President since 1992, Chief Financial Officer and Secretary of the Company since 1994 and Treasurer since 1996. She previously served as Controller from 1986 to 1992. Prior to joining the Company, Ms. Clark served in both the audit and tax departments of Arthur Andersen LLP in Jackson, Mississippi. In that capacity she served clients in the oil and gas, real estate, banking and mortgage banking industries. Ms. Clark received her B.S., in Business Administration with an emphasis in accounting from the University of Southern Mississippi and is a Certified Public Accountant. She is also a member of the American Institute of Certified Public Accountants and the Institute of Management Accountants.

  JAMES M. INGRAM has been a Senior Vice President since 1997, Vice President of Parkway since 1994 and an Asset Manager of the Company since 1989. He has also served as a Vice President of Parkway Realty since 1992. Mr. Ingram's current responsibilities with Parkway include Project Manager for office building acquisitions, the asset management of nine office buildings, the sale of non-office assets and the supervision of all leasing, management and sales responsibilities for Parkway Realty. During his tenure with the Company, he has been instrumental in the successful leasing of over 600,000 net rentable square feet and the sale of various income-producing real estate assets and land. Mr. Ingram received his B.A. in Public Administration from the University of Mississippi.

  DAVID R. FOWLER has been a Senior Vice President since 1997, Vice President of Parkway since 1996 and an Asset Manager since 1985. He has also served as a Vice President of Parkway Realty since 1992. Mr. Fowler's current responsibilities with the Company include managing and liquidating the Company's non-office real estate assets and mortgage loan portfolio, serving as Project Manager for office building acquisitions and serving as Asset Manager for six office buildings owned by the Company. Prior to assuming these duties, Mr. Fowler was Project Manager for the Company's residential development in Highlands, North Carolina. Prior to joining the Company in 1982, Mr. Fowler was a staff accountant in the audit division of Arthur Andersen LLP in Memphis, Tennessee. He received his B.P.A. in Professional Accountancy from Mississippi State University and is a Certified Public Accountant.

  G. MITCH MATTINGLY has been a Senior Vice President since 1997 and Vice President of Parkway since 1996. Additionally, he has served as President of Parkway Texas Corporation, a wholly-owned subsidiary of Parkway, since 1994. Mr. Mattingly was President of First Continental Real Estate Investment Trust from 1990 to 1994, when it was merged into Parkway. His current responsibilities include managing and liquidating the Company's non-core real estate assets in Texas and serving as Project Manager for office building acquisitions in that state. He received his B.S. in Landscape Architecture from Texas A&M University.

  JACK R. SULLENBERGER has been with Parkway since 1986 and has been Vice President of Parkway Realty since 1992. He was promoted to Senior Vice President of Technical Services of Parkway in 1997. Mr. Sullenberger's current responsibilities with the Company include the technical and construction supervision for all of Parkway's Properties, and office building acquisitions and due diligence. Prior to joining the Company, Mr. Sullenberger was the Senior Construction Manager for Joseph C. Canizaro Interests in New Orleans, Louisiana. He received his B.S. in Construction Technology from Auburn University and his M.B.A. from the University of New Orleans.

  LISA L. MCCARY has served as Vice President of Parkway since 1997. She has also served as a Vice President of Parkway Realty since 1995. Ms. McCary's current responsibilities with Parkway include serving as Asset Manager for three office buildings and serving as Project Manager for office building acquisitions. Prior to assuming her position with the Company, Ms. McCary was employed as a Property Manager for Trammell Crow Company in Jackson, Mississippi. She received a B.S. in Business Administration from the University of Memphis. She holds a Certified Property Manager designation and a Certified Commercial Investment Member designation and is the 1997 Mississippi Chapter Vice President for the Institute of Real Estate Management.

  REGINA P. SHOWS has served as Vice President of Parkway since 1997, Controller since 1992 and Accountant since joining the Company in 1989. Ms. Shows received her B.S. in Business Administration with an emphasis in accounting from the University of Southern Mississippi and is a Certified Public Accountant. She is also a member of the American Institute of Certified Public Accountants and the Mississippi Society of Certified Public Accountants.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  For a discussion of certain material federal income tax consequences of the current taxation of Parkway, the current impact on Parkway of its election to be treated as a REIT, and the current taxation of prospective stockholders of Parkway, see "Federal Income Tax Considerations" in the accompanying Prospectus.

  Prospective purchasers should be aware that on August 5, 1997, President Clinton signed into law the Taxpayer Relief Act of 1997 (the "Taxpayer Relief Act"). The Taxpayer Relief Act makes certain changes to the Code, including changes with respect to the treatment of REITs and stockholders of REITs. These changes are generally effective with respect to Parkway and stockholders of Parkway beginning January 1, 1998. In addition, the Taxpayer Relief Act reduces the maximum tax on net capital gains from the sale of assets held for more than 18 months by individuals, trusts and estates.

  The Taxpayer Relief Act changes certain requirements for a corporation electing to be taxed as a REIT and the taxation of REIT stockholders which are intended to simplify the taxation of REITs. First, Parkway is required to maintain certain records and request on an annual basis certain information from its stockholders concerning the ownership of its outstanding shares in accordance with applicable Treasury Regulations. Under current law, this requirement is a condition to being taxed as a REIT. For taxable years beginning after December 31, 1997, the Taxpayer Relief Act provides that the record maintenance and ownership information request requirements are no longer conditions to taxation as a REIT. Instead, a monetary penalty will be imposed for failure to comply with such requirements. Second, the Taxpayer Relief Act repeals the 30% gross income test for taxable years beginning after December 31, 1997. Third, the Taxpayer Relief Act changes the definition of "rents from real property." Currently, rents received with respect to a property generally do not qualify as "rents from real property" if Parkway directly provides services to tenants other than those that are "usually or customarily rendered" in connection with the rental of space for occupancy only and which are not otherwise considered "rendered to the occupant." For taxable years beginning after December 31, 1997, rental income received by Parkway will not cease to qualify as "rents from real property" merely because Parkway performs non-customary services for a tenant if the amount that Parkway receives as a result of performing such services does not exceed one percent of all amounts received directly or indirectly by Parkway with respect to such property. In applying this limitation, the amount that Parkway is treated as having received for performing such services will not be less than 150% of the direct cost to Parkway of providing those services. Fourth, the Taxpayer Relief Act simplifies the requirement for qualification of a corporation as a "qualified REIT subsidiary."

  Fifth, for taxable years beginning after December 31, 1997, the Taxpayer Relief Act allows Parkway to elect to retain and pay tax on long-term capital gains and require its stockholders to include their proportionate share of such undistributed net capital gains in their income. If Parkway makes such election, stockholders would receive a tax credit attributable to their share of the capital gains tax paid by Parkway, and would receive an increase in the basis of their shares in Parkway in an amount equal to the stockholder's share of the undistributed long-term capital gain reduced by the amount of the credit. Further, any undistributed long-term capital gains that are included in the income of Parkway stockholders pursuant to this rule, will be treated as distributed for purposes of the 4% excise tax which Parkway must pay should Parkway fail to distribute at least 95% of Parkway's capital gain for such taxable year.

  The Taxpayer Relief Act reduces the top tax rate for individuals, estates and trusts on certain long-term capital gains. Generally, long-term capital gains on property held for more than 18 months will not be taxed at a rate greater than 20% and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. For taxpayers subject to the 15% regular tax bracket, long-term capital gains on property held for more than 18 months will not be taxed at a rate greater than 10%, and, effective for taxable years beginning after December 31, 2000, the rate is reduced to 8% for assets held more than five years. Long-term capital gain from the sale or exchange of certain depreciable real property held for more than 18 months which would be treated as ordinary income if the real property was depreciable personal property is subject to a maximum tax rate of 25% rather than 20%. Long-term capital gain allocated to a stockholder by Parkway will be subject to the 25% rate to the extent that the gain does not exceed depreciation on real property sold by the Company. The maximum rate of capital gains tax for capital assets held for more than one year but less than 18 months remains at 28%. The taxation of capital gains by corporations was not changed by the Taxpayer Relief Act.

                                 UNDERWRITING

  Subject to the terms and conditions in the underwriting agreement (the "Underwriting Agreement"), Parkway has agreed to sell to each of the Underwriters, for whom PaineWebber Incorporated, A.G. Edwards & Sons, Inc., Morgan Keegan & Company, Inc., and Wheat, First Securities, Inc. are acting as representatives (the "Representatives"), named below, and each of such Underwriters has severally agreed to purchase from Parkway the respective number of shares of Common Stock set forth opposite their names. Pursuant to the terms of the Underwriting Agreement, the Underwriters are obligated to purchase all such shares of Common Stock if any are purchased.

                                                                     NUMBER OF
                                                                     SHARES OF
      UNDERWRITER                                                   COMMON STOCK
      -----------                                                   ------------
   PaineWebber Incorporated........................................  1,040,000
   A.G. Edwards & Sons, Inc........................................    650,000
   Morgan Keegan & Company, Inc....................................    455,000
   Wheat, First Securities, Inc....................................    455,000
   J.C. Bradford & Co..............................................    100,000
   Harris Webb & Garrison, Inc.....................................    100,000
   Raymond James & Associates, Inc.................................    100,000
   The Robinson-Humphrey Company, Inc..............................    100,000
                                                                     ---------
         Total.....................................................  3,000,000
                                                                     =========

  The Underwriters have advised Parkway that the Underwriters propose to offer the Common Stock to the public at the Offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $1.05 per share of Common Stock. The Underwriters may allow, and such dealers may re-allow, a discount not in excess of $0.10 per share of Common Stock on sales to certain other brokers and dealers. After the Offering, the Offering price, concession and discount may be changed.

  Parkway has granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus Supplement, to purchase up to 450,000 additional shares of Common Stock to cover over-allotments, if any, at the Offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus Supplement. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the Common Stock initially offered hereby.

  In the Underwriting Agreement, Parkway has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  Parkway has agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock, or any securities convertible into, or exercisable, exchangeable or redeemable for, shares of Common Stock for a period of 90 days from the date hereof without the prior consent of PaineWebber Incorporated.

  The Underwriters do not intend to exercise discretion in confirming sales to any account over which they otherwise have discretionary authority.

  The Common Stock is traded on the NYSE under the symbol "PKY".

  In connection with the Offering, the rules of the Securities and Exchange Commission permit the Underwriters to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  If the Underwriters create a short position in the Common Stock in connection with the Offering, (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus Supplement) the Underwriters may reduce that short position by purchasing Common Stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  PaineWebber Incorporated, on behalf of the Underwriters, may also impose a penalty bid on certain of the Underwriters. This means that if PaineWebber Incorporated, on behalf of the Underwriters, purchases shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, it may reclaim the amount of the selling concession from the Underwriters who sold those shares as part of the Offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither Parkway nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Common Stock. In addition, neither Parkway nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  In the ordinary course of their business, certain of the Underwriters and/or their affiliates have engaged and may in the future engage in financial advisory, investment banking and other transactions with Parkway for which customary compensation has been, and will be, received. Parkway will use approximately $36 million of the net proceeds of the Offering to purchase the Morgan Keegan Tower from an affiliate of Morgan Keegan, one of the Underwriters. An affiliate of Morgan Keegan will receive $16.3 million in cash and Parkway will retire approximately $19.7 million of indebtedness encumbering the property. Further, such affiliate will remain a tenant of Parkway for a minimum of ten years after consummation of the sale and will occupy approximately 47.8% the net rentable square feet at such property and will represent approximately 53.1% of rental revenue at such property during the first year of the lease.

                                 LEGAL MATTERS

  Certain legal matters, including the legality of the Common Stock, will be passed upon for Parkway by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York and for the Underwriters by Rogers & Wells, New York, New York. As to matters of Maryland law contained in these opinions, Jaeckle Fleischmann & Mugel, LLP and Rogers & Wells will rely upon the opinion of Piper & Marbury L.L.P., Baltimore, Maryland.

PROSPECTUS

                                  $150,000,000

                            PARKWAY PROPERTIES, INC.

                                  COMMON STOCK
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                DEBT SECURITIES

                                  -----------

  Parkway Properties, Inc. ("Parkway") may from time to time offer in one or more series or classes (i) shares of its common stock, par value $0.001 per share (the "Common Stock"); (ii) shares of its preferred stock, par value $0.001 per share (the "Preferred Stock"); (iii) Preferred Stock represented by depositary shares (the "Depositary Shares"); and (iv) unsecured debt securities ("Debt Securities"), with an aggregate public offering price of up to $150,000,000 in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock, Depositary Shares and Debt Securities (collectively, the "Securities") may be offered, separately or together, in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

  The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of Common Stock, any initial public offering price; (ii) in the case of Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price;
(iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depository Share; and (iv) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of Parkway or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with Parkway's Articles of Incorporation, as amended (the "Charter"), or as otherwise appropriate to preserve the status of Parkway as a real estate investment trust ("REIT") for federal income tax purposes.

  The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

  The Securities may be offered directly, through agents designated from time to time by Parkway, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
  CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                 THE DATE OF THIS PROSPECTUS IS JUNE 30, 1997.

                             AVAILABLE INFORMATION

  Parkway is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Parkway may be inspected at, and, upon payment of the Commission's customary charges, copies obtained from, the Public Reference Section maintained by the Commission, 450 Fifth Street, N.W., Washington, DC 20549. Such reports, proxy statements and other information are also available for inspection and copying at prescribed rates at the Commission's regional offices in New York, New York (7 World Trade Center, 13th Floor, New York, New York 10048) and in Chicago, Illinois (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511). The Commission maintains a Web site (http:www.sec.gov) that also contains reports, proxy statements and other information concerning Parkway. In addition, the Common Stock is traded on the New York Stock Exchange, Inc. ("NYSE") under the symbol "PKY" and can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  Parkway has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Securities. This Prospectus constitutes the Prospectus of Parkway, filed as part of the Registration Statement. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits listed therein, which can be inspected at the public reference facilities of the Commission noted above, and copies of which can be obtained from the Commission at prescribed rates as indicated above. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  Incorporated into this Prospectus by reference are the documents listed below filed by Parkway under the Exchange Act. Copies of any such documents, other than exhibits to such documents, are available without charge to each person to whom a copy of this Prospectus has been delivered upon written or oral request of such person from Parkway, One Jackson Place Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201-2195, Attention: Chief Financial Officer, telephone number (601) 948-4091.

  The following documents are hereby incorporated into this Prospectus by reference and are made a part hereof:

  1. Parkway Properties, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 1996 (Commission File No. 1-11533).

  2. Parkway Properties, Inc.'s Proxy Material for its Annual Meeting of Stockholders to be held on June 6, 1997 (Commission File No. 1-11533).

  3. Parkway Properties, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (Commission File No. 1-11533).

  4. Parkway Properties, Inc.'s Current Report on Form 8-KA dated May 14, 1997 (Commission File No. 1-11533).

  5. Parkway Properties, Inc.'s Current Report on Form 8-K dated June 27, 1997 (Commission File No. 1-11533).

  Each document filed by Parkway subsequent to the date of this Prospectus pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act and prior to the termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a previously filed document incorporated or deemed to be incorporated by reference herein) in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

  Unless the context otherwise requires, all references in this Prospectus to "Parkway" shall mean Parkway Properties, Inc. and its subsidiaries on a consolidated basis or, where the context so requires, Parkway Properties, Inc. only, and, as the context may require, their predecessors.

                                  THE COMPANY

  Parkway is a self-managed real estate investment company specializing in the ownership, management and leasing of office properties in the Southeastern United States (primarily the states of Georgia, Mississippi, North Carolina, Tennessee and Virginia) and Texas. Parkway will elect to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code") for the taxable year beginning January 1, 1997. At June 12, 1997, Parkway owned or had an interest in 23 office buildings in nine states with an aggregate of approximately 2,873,000 square feet of leasable space.

  Parkway was incorporated under the laws of the State of Maryland on May 17, 1996. Formed as a wholly-owned subsidiary of The Parkway Company, a Texas corporation, Parkway merged with The Parkway Company on August 2, 1996 (the "Merger") pursuant to the Agreement and Plan of Merger dated July 17, 1996 by and between Parkway and The Parkway Company. The Parkway Company and its predecessors have been engaged in the real estate business since 1971. As a result of the Merger, Parkway succeeded to the business and operations of The Parkway Company. Additionally, on August 22, 1996 the shares of common stock, par value $0.001 per share, of Parkway (the "Common Stock") became listed on the New York Stock Exchange, Inc. ("NYSE") under the symbol "PKY." Prior to this date, the Common Stock had been quoted on the NASDAQ National Market under the symbol "PKWY."

  Through its wholly-owned subsidiary, Parkway Realty Services, Inc. ("Parkway Realty"), Parkway is also involved in the management of commercial properties for which it receives management fees. Parkway Realty currently manages and leases a portfolio of approximately 984,000 square feet of office space. Parkway Realty also performs brokerage services to third parties on a commission and fee basis. Parkway Realty manages Parkway's office buildings in Jackson, Mississippi.

  Parkway's principal executive offices are located at One Jackson Place Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201-2195. Its telephone number is (601) 948-4091.

                      RATIO OF EARNINGS TO FIXED CHARGES

  Parkway's ratio of earnings to fixed charges for the three months ended March 31, 1997 was 2.5, for the year ended December 31, 1996 was 1.9, for the year ended December 31, 1995 was 1.4, for the six months ended December 31, 1994 was 1.4, for the year ended June 30, 1994 was 1.4, for the year ended June 30, 1993 was 1.1 and for the year ended June 30, 1992 was 0.61. There was Preferred Stock outstanding only for a portion of the three months ended September 30, 1996. Accordingly, the ratio of earnings to fixed charges and Preferred Stock dividends are identical to the ratio of earnings to fixed charges for all periods other than that ending September 30, 1996. For the three months ended September 30, 1996, the ratio of earnings to combined fixed charges and Preferred Stock dividends was 1.8.

  For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to pre-tax income from continuing operations (net income or loss). Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

                                USE OF PROCEEDS

  Unless otherwise described in the applicable Prospectus Supplement, Parkway intends to use the net proceeds from the offering for general corporate purposes including, without limitation, the acquisition of real estate properties, whether by acquisition of properties directly or through potential business combination transactions, development of new real estate properties, the repayment of debt and to fund working capital requirements.

                        DESCRIPTION OF DEBT SECURITIES

  The unsecured debt securities ("Debt Securities") will be issued in one or more series under an Indenture (the "Indenture"), which may be supplemented by supplemental indentures (each, an "Indenture Supplement"), between Parkway and a trustee (the "Trustee") to be chosen by Parkway and qualified to act as Trustee under the Trust Indenture Act of 1939, as amended (the "TIA"). A copy of the form of the Indenture will be filed as an exhibit to the Registration Statement of which this Prospectus is a part and will be available for inspection at the corporate trust office of the Trustee or as described above under "Available Information." The Indenture is subject to, and governed by, the TIA. The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

  The Debt Securities will be direct, unsecured obligations of Parkway and will rank equally with all other unsecured and unsubordinated indebtedness of Parkway. At March 31, 1997, the total outstanding debt of Parkway was approximately $62,260,000, all of which was secured debt. Except as may be set forth in an applicable Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of Parkway or as established in one or more Indenture Supplements. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

  The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by a Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

  Reference is made to the Prospectus Supplement relating to the series of Debt Securities offered thereby for the specific terms thereof, including:

    (i) the title of such Debt Securities;

    (ii) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (iii) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

    (iv) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

    (v) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

    (vi) the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which any such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

    (vii) the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for registration of transfer or exchange and notices or demands to or upon Parkway in respect of such Debt Securities and the Indenture may be served;

    (viii) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of Parkway, if Parkway is to have such an option;

    (ix) the obligation, if any, of Parkway to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

    (x) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (xi) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be, but need not be, based on a currency, currencies, currency unit or units of composite currency or currencies) and the manner in which such amounts shall be determined;

    (xii) the events of default or covenants of such Debt Securities, to the extent different from or in addition to those described herein;

    (xiii) whether such Debt Securities will be issued in certificated andor book-entry form;

    (xiv) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000 and terms and conditions relating thereto;

    (xv) the applicability, if any, of the defeasance and covenant defeasance provisions described herein, or any modification thereof;

    (xvi) if such Debt Securities are to be issued upon the exercise of debt warrants, the time, manner and place of such Debt Securities to be authenticated and delivered;

    (xvii) whether and under what circumstances Parkway will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether Parkway will have the option to redeem such Debt Securities in lieu of making such payment;

    (xviii) with respect to any Debt Securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of Parkway), (a) the possible effects of such provisions on the market price of Parkway's securities or in deterring certain mergers, tender offers or other takeover attempts, and the intention of Parkway to comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable securities laws in connection with such provisions; (b) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such Debt Securities may be effectively subordinated; and (c) the existence of any limitations on Parkway's financial or legal ability to repurchase such Debt Securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an Event of Default; and

    (xix) any other terms of such Debt Securities not inconsistent with the terms of the Indenture.

  The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). If material or applicable, special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  Except as described under "--Merger, Consolidation or Sale" below or as may be set forth in any Prospectus Supplement, the Indenture does not contain any other provisions that would limit the ability of Parkway to incur indebtedness or that would afford holders of the Debt Securities protection in the event of
(i) a highly leveraged or similar transaction involving Parkway or any affiliate of Parkway; (ii) a change of control; or (iii) a reorganization, restructuring, merger or similar transaction involving Parkway that may adversely affect the holders of the Debt Securities. In addition, subject to the limitations set forth under "--Merger, Consolidation or Sale" below, Parkway may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of Parkway, that would increase the amount of Parkway's indebtedness or substantially reduce or eliminate Parkway's assets, which may have an adverse effect on Parkway's ability to service its indebtedness, including the Debt Securities. In addition, restrictions on ownership and transfers of Common Stock and Preferred Stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Common Stock--Restrictions on Transfer" and "Description of Preferred Stock--Restrictions on Ownership." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

  Reference is made to "--Certain Covenants" below and to the description of any additional covenants with respect to a series of Debt Securities in the applicable Prospectus Supplement. Except as otherwise described in the applicable Prospectus Supplement, compliance with such covenants generally may not be waived with respect to a series of Debt Securities by the Board of Directors of Parkway or by the Trustee unless the Holders of at least a majority in principal amount of all outstanding Debt Securities of such series consent to such waiver, except to the extent that the defeasance and covenant defeasance provisions of the Indenture described under "--Discharge, Defeasance and Covenant Defeasance" below apply to such series of Debt Securities. See "--Modification of the Indenture."

  Debt Securities may be denominated and payable in a foreign currency or units of two or more foreign currencies or a composite currency or currencies. As more fully described in the applicable Prospectus Supplement, awards or judgments by a court in the United States in connection with a claim with respect to any Debt Securities denominated other than in United States dollars (or a judgment denominated other than in United States dollars in respect of such claims) may be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

  Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series which are registered securities, other than registered securities issued in global form (which may be of any denomination), shall be issuable in denominations of $1,000 and any integral multiple thereof and the Debt Securities which are bearer securities, other than bearer securities issued in global form (which may be of any denomination), shall be issuable in denominations of $5,000.

  Unless otherwise described in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of Parkway, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable Security Register or by wire transfer of funds to such Person at an account maintained within the United States.

  Unless otherwise described in the applicable Prospectus Supplement, any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the

Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

  Subject to certain limitations imposed upon Debt Securities issued in book entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book entry form, the Debt Securities of any series may be surrendered for registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or Parkway may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by Parkway with respect to any series of Debt Securities, Parkway may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that Parkway will be required to maintain a transfer agent in each place of payment for such series.

  Parkway may at any time designate additional transfer agents with respect to any series of Debt Securities.

  Neither Parkway nor the Trustee shall be required (i) to issue, register the transfer of or exchange any Debt Security if such Debt Security may be among those selected for redemption during a period beginning at the opening of business 15 days before selection of the Debt Securities to be redeemed and ending at the close of business on (a) if such Debt Securities are issuable only as Registered Securities, the day of the mailing of the relevant notice of redemption and (b) if such Debt Securities are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; or (ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except, in the case of any Registered Security to be redeemed in part, the portion thereof not to be redeemed; or (iii) to exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of that series and like tenor, provided that such Registered Security shall be simultaneously surrendered for redemption; or
(iv) to issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE

  Parkway may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that
(i) Parkway shall be the continuing entity or the successor entity (if other than Parkway) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of Parkway or any Subsidiary as a result thereof as having been incurred by Parkway or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice of the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (iii) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee.

CERTAIN COVENANTS

  Existence. Except as permitted under "--Merger, Consolidation or Sale" above, Parkway is required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that Parkway shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

  Maintenance of Properties. Parkway is required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of Parkway may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that Parkway and its Subsidiaries shall not be prevented from selling or otherwise disposing for value their respective properties in the ordinary course of business.

  Insurance. Parkway is required to, and is required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies.

  Payment of Taxes and Other Claims. Parkway is required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent,
(i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon its income, profits or property or that of any Subsidiary; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of Parkway or any Subsidiary; provided, however, that Parkway shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

  Provision of Financial Information. The Holders of Debt Securities will be provided with copies of the annual reports and quarterly reports of Parkway. Whether or not Parkway is subject to Sections 13 or 15(d) of the Exchange Act and for so long as any Debt Securities are outstanding, Parkway will, to the extent permitted under the Exchange Act, be required to file with the Commission the annual reports, quarterly reports and other documents which Parkway would have been required to file with the Commission pursuant to such Sections 13 or 15(d) (the "Financial Statements") if Parkway were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which Parkway would have been required so to file such documents if Parkway were so subject. Parkway will also in any event (i) within 15 days of each Required Filing Date (a) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which Parkway would have been required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act if Parkway were subject to such sections and (b) file with the Trustee copies of the annual reports, quarterly reports and other documents which Parkway would have been required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act if Parkway were subject to such sections and (ii) if filing such documents by Parkway with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

  Additional Covenants. Any additional or different covenants of Parkway with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  The Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance of any other covenant of Parkway contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), such default having continued for 60 days after written notice as provided in the Indenture; (v) default in the payment of an aggregate principal amount exceeding $1,000,000 of any evidence of recourse indebtedness of Parkway or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Parkway or any Significant Subsidiary, as defined below, or any of their respective property; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act of 1933, as amended (the "Securities Act")) of Parkway.

  If an Event of Default under the Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to Parkway (and to the Trustee if given by the Holders), provided that in the case of an Event of Default described under clause (vi) of the preceding paragraph, acceleration is automatic. However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) Parkway shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (ii) all Events of Default, other than the nonpayment of accelerated principal of (or specified portion thereof), or premium (if any) or interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture. The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (a) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (b) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby.

  The Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture unless such default has been cured or waived; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders.

  The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

  Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then outstanding under the Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity. The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

  Within 120 days after the close of each fiscal year, Parkway must deliver to the Trustee a certificate, signed by one of several specified officers of Parkway, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

  Modifications and amendments of the Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities or series of Outstanding Debt Securities which are affected by such modification or amendment (voting as one class); provided, however, that no such modification or amendment may, without the consent of the Holders of each such Debt Security affected thereby, (i) change the Stated Maturity of the principal of, or premium (if any) or any installment of interest on, any such Debt Security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (iii) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or
(vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holders of such Debt Security.

  The Indenture provides that the Holders of not less than a majority in principal amount of a series of Outstanding Debt Securities have the right to waive compliance by Parkway with certain covenants relating to such series of Debt Securities in the Indenture.

  Modifications and amendments of the Indenture will be permitted to be made by Parkway and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to Parkway as obligor under the Indenture; (ii) to add to the covenants of Parkway for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon Parkway in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided, that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;
(ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect.

  The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above);
(iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture; and (iv) Debt Securities owned by Parkway or any other obligor upon the Debt Securities or any affiliate to Parkway or of such other obligor shall be disregarded.

  The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by Parkway or the holders of at least 25% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or wavier which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

  Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  Parkway may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be.

  The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to the Indenture, Parkway may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") or
(ii) to be released from its obligations with respect to such Debt Securities under the Indenture (including the restrictions described under "--Certain Covenants" above) and its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by Parkway with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

  Such a trust will only be permitted to be established if, among other things, Parkway has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service (the "Service") or a change in applicable United States Federal income tax law occurring after the date of the Indenture.

  "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligations held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

  Unless otherwise provided in the applicable Prospectus Supplement, if after Parkway has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series: (i) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security; or (ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; (ii) the European Currency Unit as defined and revised from time to time by the Council of the European Community ("ECU"), both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community; or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established.

  Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

  In the event Parkway effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "--Events of Default, Notice and Waiver" or described in clause (vii) under "--Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such event of Default. However, Parkway would remain liable to make payment of such amounts due at the time of acceleration.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modification to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

  The terms and conditions, if any, upon which any of the Debt Securities are convertible into capital stock of or equity interest in Parkway will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the amount of capital stock of or equity interest in Parkway into which the Debt Securities are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversions will be at the option of the holders of the Debt Securities or Parkway, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining Parkway's REIT status.

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                        DESCRIPTION OF PREFERRED STOCK

GENERAL

  Parkway is authorized to issue Preferred Stock. The Board of Directors of Parkway may classify or reclassify any unissued shares of its capital stock from time to time by setting, altering or voiding the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications, or terms or conditions of redemption of such shares. As of June 12, 1997 there was no Preferred Stock outstanding.

  The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Charter and Bylaws and any applicable articles supplementing the Charter designating terms of a series of Preferred Stock (a "Designating Amendment").

TERMS

  Subject to the limitations prescribed by the Charter, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the preference, conversion or other rights, voting powers, restrictions, limitation as to dividends, qualifications, or terms or conditions of redemption of the Preferred Stock. The Preferred Stock will, when issued, be fully paid and nonassessable by Parkway (except as described under "--Stockholder Liability" below) and will have no preemptive rights.

  Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms thereof, including:

    (i) The title and stated value of such Preferred Stock;

    (ii) The number of such shares of Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

    (iii) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

    (iv) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

    (v) The procedures for any auction or remarketing, if any, for such Preferred Stock;

    (vi) The provision for a sinking fund, if any, for such Preferred Stock;

    (vii) The provision for redemption, if applicable, of such Preferred
  Stock;

    (viii) Any listing of such Preferred Stock on any securities exchange;

    (ix) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

    (x) Whether interests in such Preferred Stock will be represented by Depositary Shares;

    (xi) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

    (xii) A discussion of U.S. federal income tax considerations applicable to such Preferred Stock;

    (xiii) The relative ranking of preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Parkway;

    (xiv) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Parkway; and

    (xv) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of Parkway as a REIT.

RANK

  Unless otherwise specified in the Prospectus Supplement, the Preferred Stock, will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Parkway, rank (i) senior to all classes or series of Common Stock of Parkway, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by Parkway the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by Parkway the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include debt securities.

DIVIDENDS

  Holders of Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of Parkway, out of assets of Parkway legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of Parkway on such record dates as shall be fixed by the Board of Directors of Parkway.

  Dividends on any series of Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of Parkway fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and Parkway will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

  If Preferred Stock of any series are outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of Parkway of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock do not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

  Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other capital shares ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the Common Stock, or any other capital shares of Parkway ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other capital shares of Parkway ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by Parkway (except by conversion into or exchange for other capital shares of Parkway ranking junior to the Preferred Stock of such series as to dividends and upon liquidation). Any dividend payment made on a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remain payable.

REDEMPTION

  If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of Parkway, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of such shares of Preferred Stock that shall be redeemed by Parkway in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such shares of Preferred Stock do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital shares of Parkway, the terms of such Preferred Stock may provide that, if no such capital shares have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable capital shares of Parkway pursuant to conversion provisions specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends of the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding Preferred Stock of such series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of Parkway or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, Parkway shall not purchase or otherwise acquire directly or indirectly any Preferred Stock of such series (except by conversion into or exchange for capital stock of Parkway ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of Parkway or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

  If fewer than all of the outstanding Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by Parkway and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by Parkway.

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of Parkway. Each notice shall state:

    (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by Parkway in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Parkway, then, before any distribution or payment shall be made to the holders of any shares of Common Stock or any other class or series of capital shares of Parkway ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of Parkway, the holders of each series of Preferred Stock shall be entitled to receive out of assets of Parkway legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock do not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of Parkway. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of Parkway are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital shares of Parkway ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of Parkway shall be distributed among the holders of any other classes or series of capital shares ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of Parkway with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of Parkway, shall not be deemed to constitute a liquidation, dissolution or winding up of Parkway.

VOTING RIGHTS

  Holders of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

  Whenever dividends on any Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of Parkway at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of Parkway will be increased by two directors.

  Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, Parkway will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of Parkway into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holder thereof; provided, however, as to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, Parkway may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (a) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock; or (b) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

  Under Maryland law, notwithstanding anything to the contrary set forth above, holders of each series of Preferred Stock will be entitled to vote upon any proposed amendment to the Charter if the amendment would change the contract rights of such shares as expressly set forth in the Charter.

CONVERSION RIGHTS

  The terms and conditions, if any, upon which any series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversions will be at the option of the holders of the Preferred Stock or Parkway, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

STOCKHOLDER LIABILITY

  As discussed below under "Description of Common Stock--General," applicable Maryland law provides that no stockholder, including holders of Preferred Stock, will be personally liable for the acts and obligations of Parkway and that the funds and property of Parkway will be the only recourse for such acts or obligations.

RESTRICTIONS ON OWNERSHIP

  As discussed below under "Description of Common Stock--Restrictions on Transfer," for Parkway to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist Parkway in meeting this requirement, Parkway may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of Parkway's outstanding equity securities, including any Preferred Stock of Parkway. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock.

REGISTRAR AND TRANSFER AGENT

  The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                       DESCRIPTION OF DEPOSITARY SHARES

GENERAL

  Parkway may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Preferred Stock of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among Parkway, the depositary named therein (a "Preferred Stock Depositary"), and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

  The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by Parkway to a Preferred Stock Depositary, Parkway will cause such Preferred Stock Depositary to issue, on behalf of Parkway, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from Parkway upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

  A Preferred Stock Depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

  In the event of a distribution other than in cash, a Preferred Stock Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case such Preferred Stock Depositary may, with the approval of Parkway, sell such property and distribute the net proceeds from such sale to such holders.

  No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock which have been converted or exchanged.

WITHDRAWAL OF SHARES

  Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of Preferred Stock to be withdrawn, the applicable Preferred Stock Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

  Whenever Parkway redeems Preferred Stock held by a Preferred Stock Depositary, such Preferred Stock Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing the Preferred Stock so redeemed, provided Parkway shall have paid in full to such Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by Parkway that preserves the REIT status of Parkway.

  From and after the date fixed for redemption, all dividends in respect of the Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

  Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, a Preferred Stock Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct such Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. Such Preferred Stock Depositary will be required to vote the amount of

Preferred Stock represented by such Depositary Shares in accordance with such instructions, and Parkway will agree to take all reasonable action which may be deemed necessary by such Preferred Stock Depositary in order to enable such Preferred Stock Depositary to do so. Such Preferred Stock Depositary will be required to abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of such Preferred Stock Depositary.

LIQUIDATION PREFERENCE

  In the event of the liquidation, dissolution or winding up of Parkway, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

  The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of Parkway. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to such Preferred Stock Depositary to instruct Parkway to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other Preferred Stock or other shares of stock, and Parkway will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by Parkway equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

  Any form of Depositary Receipt evidencing Depositary Shares which will represent Preferred Stock and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between Parkway and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holders of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

  A Deposit Agreement will be permitted to be terminated by Parkway upon not less than 30 days' prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve Parkway's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Stock Depositary with respect to such Depositary Receipts. Parkway will agree that if a Deposit Agreement is terminated to preserve Parkway's status as a REIT, then Parkway will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed; (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of Parkway and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock; or (iii) each share of the related Preferred Stock shall have been converted into stock of Parkway not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

  Parkway will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, Parkway will pay the fees and expenses of a Preferred Stock Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of a Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

  A Preferred Stock Depositary will be permitted to resign at any time by delivering to Parkway notice of its election to do so, and Parkway will be permitted at any time to remove a Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

  A Preferred Stock Depositary will be required to forward to holders of Depositary Receipts any reports and communications from Parkway which are received by such Preferred Stock Depositary with respect to the related Preferred Stock.

  Neither a Preferred Stock Depositary nor Parkway will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Deposit Agreement. The obligations of Parkway and Preferred Stock Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither Parkway nor any applicable Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Stock represented thereby unless satisfactory indemnity is furnished. Parkway and any Preferred Stock Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

  In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and Parkway on the other hand, such Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from Parkway.

                          DESCRIPTION OF COMMON STOCK

GENERAL

  Parkway is authorized to issue up to 70,000,000 shares of Common Stock. As of June 12, 1997, there were 6,287,130 shares of Common Stock outstanding and 254,644 shares of Common Stock reserved for issuance upon the exercise of options granted under Parkway's 1991 Directors Stock Option Plan and Parkway's 1994 Stock Option Plan. All of the issued and outstanding shares of Common Stock are fully paid and non-assessable and have equal voting, distribution and liquidation rights. Shares of Common Stock are not subject to call or redemption; provided, however, if the Parkway Board of Directors determines that the direct or indirect ownership of Common Stock has or may become concentrated to an extent which threatens Parkway's status as a REIT, the Board of Directors may call for the redemption of a number of shares of Common Stock.

  The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of Common Stock have no cumulative voting rights. Additionally, subject to the rights of holders of Preferred Stock, holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the directors out of funds legally available therefor.

  The shares of Common Stock currently outstanding are listed for trading on the NYSE under the symbol "PKY." Parkway will apply to the NYSE to list the additional shares of Common Stock to be sold pursuant to any Prospectus Supplement, and Parkway anticipates that such shares will be so listed.

  Under Maryland law, stockholders are generally not liable for Parkway's debts or obligations. If Parkway is liquidated, subject to the right of any holders of Preferred Stock, if any, to receive preferential distributions, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of Parkway.

PROVISIONS OF PARKWAY'S CHARTER AND BYLAWS

  Parkway's Charter provide that the number of directors will be ten, which number may be increased or decreased pursuant to Parkway's Bylaws. Currently, the number of directors is nine and all nine positions on the Board of Directors are filled by the vote of the stockholders at the annual meeting. Stockholders do not have cumulative voting rights in the election of directors. Stockholders are entitled to one vote for each share of Common Stock held by them.

OTHER MATTERS

  The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank, Chicago, Illinois.

RESTRICTIONS ON TRANSFER

  Ownership Limits. For Parkway to qualify as a REIT under the Code, no more than 50% in value of its outstanding Common Stock may be owned, actually and constructively under the applicable attribution provisions of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The Common Stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. Because Parkway intends to elect to be treated as a REIT, the Charter contains restrictions on the acquisition of Common Stock intended to ensure compliance with these requirements.

  Pursuant to the provisions of the Charter, if a transfer of stock occurs whereby any person would own, beneficially or constructively, in excess of 9.8 percent (in value or in number, whichever is more restrictive) of the outstanding capital stock of Parkway (excluding Excess Shares, as defined below), then such amount in excess of the 9.8 percent limit shall automatically be converted into shares of a separate class of stock, the excess stock, par value $0.001 per share, of Parkway (the "Excess Shares"), and any such transfer will be void ab initio. However, such restrictions will not prevent the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which shares of capital stock of Parkway are traded, provided that certain transactions may be settled by providing Excess Shares. Although holders of Excess Shares have no dividend or voting rights, such holders do have certain rights in the event of any liquidation, dissolution or winding up of the corporation. The Charter further provides that the Excess Shares will be held by Parkway as trustee for the person or persons in whose hands the shares would not be Excess Shares and certain price-related restrictions are satisfied. These provisions are designed to enable Parkway to meet the share ownership requirements applicable to REITs under the Code, but may also have an anti-takeover effect. Parkway currently has 30,000,000 Excess Shares authorized pursuant to its Charter.

  Each stockholder shall, upon request by Parkway, furnish such information that Parkway may reasonably request in order to determine Parkway's status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

  The foregoing ownership limitations may have the effect of precluding acquisition of control of Parkway without the consent of the Board of Directors.

  Special Voting Requirements for Certain Business Combinations. Pursuant to Maryland law, Parkway is governed by special procedures that apply to certain business combinations between a corporation and interested stockholders. The purpose of such provisions is to protect the corporation and its stockholders against hostile takeovers by requiring that certain criteria are satisfied. These criteria include prior approval by the board of directors, prior approval by a majority or supermajority vote of disinterested stockholders and requirements that a "fair price" be paid to the disinterested stockholders.

  Maryland law provides that a Maryland corporation may not engage in any "business combination" with any "interested stockholder." An "interested stockholder" is defined, in essence, as any person owning beneficially, directly or indirectly, ten percent or more of the outstanding voting stock of a Maryland corporation. Unless an exemption applies, Parkway may not engage in any business combination with an interested stockholder for a period of five years after the interested stockholder became an interested stockholder, and thereafter may not engage in a business combination unless it is recommended by the board of directors and approved by the affirmative vote of at least (i) eighty percent of the votes entitled to be cast by the holders of all outstanding voting stock of Parkway, voting together as a single voting group and (ii) two-thirds of the votes entitled to be cast by all holders of outstanding shares of voting stock other than voting stock held by the interested stockholder. The voting requirements do not apply at any time to business combinations with an interested stockholder or its affiliates if approved by the board of directors of the corporation prior to the time the interested stockholder first became an interested stockholder. Additionally, if the business combination involves the receipt of consideration by the stockholders in exchange for the corporation's stock, the voting requirements do not apply if certain "fair price" conditions are met.

  Control Share Acquisitions. Maryland law provides for the elimination of the voting rights of shares held by any person who makes a "control share acquisition" except to the extent that such acquisition is exempt or is approved by at least two-thirds of all votes entitled to be cast on the matter, excluding shares of capital stock owned by the acquirer or by officers or directors who are employees of the corporation whose shares were acquired. A "control share acquisition" is the direct or indirect acquisition by any person of ownership of, or the power to direct the exercise of voting power with respect to, shares of voting stock ("control shares") that would, if aggregated with all other voting stock owned by such person, entitle such person to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of voting power.

  A person who has made or proposes to make a control share acquisition, upon the satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved.

  If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition. The control share acquisition statute does not apply to stock acquired in a merger, consolidation or stock exchange if the corporation is a party to the transaction.

  Supermajority Votes. The Charter provides that (i) no term or provision of the Charter may be added, amended or repealed in any respect which, in the determination of the Board of Directors, cause Parkway not to qualify as a REIT under the Code; (ii) the sections of the Charter concerning the removal of directors, amendment of the Bylaws, the indemnification of agents and limitation of liability of directors and officers and the section concerning special stockholder vote requirements shall not be amended or repealed; and
(iii) no provision imposing cumulative voting in the election of directors may be added to the Charter, except, in addition to any vote required by the terms of then outstanding Preferred Stock, upon the affirmative vote of the holders of not less than eighty percent of all votes entitled to be cast on the matter.

  Stockholders Rights Agreement. Stockholders, pursuant to a Rights Agreement, have the right to purchase Common Stock at a price of $40.00 per share, subject to adjustment, on a Distribution Date which will occur on the earliest of (i) the date of Parkway's public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Stock (the "Stock Acquisition Date"); (ii) 10 days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of the outstanding Common Stock; or (iii) 10 days after the Board of Directors shall declare any person to be an "Adverse Person," as defined in the Rights Agreement. The Rights are not exercisable until the Distribution Date and expire at the close of business on September 6, 2005, unless earlier redeemed by Parkway.

  In the event any person becomes an Acquiring Person, each holder of a Right will have the right to receive, upon exercise of the Right and payment of the purchase price, Common Stock (or, if sufficient Common Stock is unavailable and subject to certain limitations, cash, property or other securities of Parkway) having a value equal to two times the purchase price of the Right (referred to as the "Subscription Right"). The Subscription Right is exercisable during the 60-day period following the later of the Stock Acquisition Date or the effective date of a registration statement covering the Common Stock (or other securities, if applicable) subject to the Subscription Right (referred to as the "Subscription Period"). Notwithstanding any of the foregoing, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

  In the event that, at any time following the Stock Acquisition Date, (i) Parkway engages in a merger or other business combination transaction or (ii) 50% or more of Parkway's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided pursuant to the Rights Agreement) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the Right.

  The purchase price payable, and the number of shares of Common Stock (or the number and kind of other securities or property, as the case may be) issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution.

                       FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTORY NOTES

  The following discussion summarizes certain Federal income tax considerations that may be relevant to a prospective stockholder of Parkway. This discussion is based on current law. The discussion is not exhaustive of all possible tax considerations and does not discuss any state, local or foreign tax considerations. It also does not discuss all of the aspects of Federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

  General. Parkway will elect to be taxed as a REIT under Sections 856 through 860 of the Code effective January 1, 1997. Parkway's qualification and taxation as a REIT depends upon its ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. Although management of Parkway believes that Parkway is organized and operating in a manner that permits it to qualify as a REIT, and intends to operate in such a manner in the future, no assurance can be given that Parkway will be able to continue to operate in a manner so as to qualify or remain qualified as a REIT. See "-- Failure to Qualify" below.

  Jaeckle Fleischmann & Mugel, LLP has acted as counsel to Parkway in connection with the offering and Parkway's election to be taxed as a REIT. In the opinion of Jaeckle, Fleischmann & Mugel, LLP, assuming that the elections and other procedural steps described in the following discussion of "Requirements for Qualification" are completed by Parkway in a timely fashion, Parkway's organization and proposed method of operation will enable it to qualify to be taxed as a REIT under the Code commencing with Parkway's taxable year beginning January 1, 1997, and for its future taxable years. Investors should be aware, however, that opinions of counsel are not binding upon the Service or any court. It must be emphasized that the opinion is based on various assumptions and is conditioned upon certain representations made by Parkway as to factual matters, including representations regarding the nature of Parkway's properties and the future conduct of its business. Such factual assumptions and representations are described below in this discussion of "Federal Income Tax Considerations" and are set out in the federal income tax opinion that will be delivered by Jaeckle Fleischmann & Mugel, LLP at the closing of the offering. Moreover, such qualification and taxation as a REIT depends upon Parkway's ability to meet on a continuing basis, through actual annual operating results, distribution levels and share ownership, the various qualification tests imposed under the Code discussed below. Jaeckle Fleischmann & Mugel, LLP will not review Parkway's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of Parkway's operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of the failure to qualify as a REIT, see "Failure to Qualify" below.

  The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof.

  If Parkway qualifies for taxation as a REIT and distributes to its stockholders at least 95% of its REIT taxable income, it generally will not be subject to Federal corporate income taxes on the portion of its ordinary or capital gain income that it currently distributes to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. Even if Parkway qualifies as a REIT, it will be subject to Federal income tax in the following circumstances. First, Parkway will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, the company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Parkway has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if Parkway has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if Parkway should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which it fails the 75% or 95% test, multiplied by a fraction intended to reflect its profitability. Sixth, if Parkway should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior years, Parkway would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, Parkway will be subject to tax at the highest corporate rates on built-in gains recognized within a 10 year period of its election to be taxable as a REIT on assets it formerly held while it was a C corporation (i.e., a corporation generally subject to full corporate level tax). In addition, if Parkway acquires any additional asset from a C corporation in a transaction in which the basis of the asset in Parkway's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and Parkway recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by it, then, to the extent of such asset's built-in gain (the excess of the fair market value of such property at the time of acquisition by Parkway over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Service regulations that have not yet been promulgated).

  Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. Parkway satisfies the requirements (i) through (iv) as of January 1, 1997. Parkway's Charter contains restrictions regarding the transfer of its shares that are intended to assist it in satisfying the share ownership requirements described in (v) and (vi) above.

  Parkway currently has 12 subsidiaries and may have additional subsidiaries in the future. Code Section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which has been held by the REIT at all times during the period such corporation was in existence. The Service has ruled in numerous private letter rulings that a 100% owned subsidiary of an entity electing REIT status will be classified as a "qualified REIT subsidiary" even though the parent entity did not own 100% of the subsidiary's outstanding stock throughout the subsidiary's existence. In these rulings, the Service treats the subsidiary as liquidated immediately prior to the date of REIT election and subsequently incorporated by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiaries" of Parkway will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and items of income, deduction and credit of Parkway. The qualified REIT subsidiaries, therefore, will not be subject to federal corporate income taxation, although they may be subject to state and local taxation.

  In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and asset tests described below. Thus, Parkway's proportionate share of the assets, liabilities and items of income of the partnership owned and the noncorporate subsidiaries of any such partnership will be treated as assets, liabilities and items of income of Parkway for purposes of applying the requirements described herein.

  A corporation may not elect to become a REIT unless its taxable year is the calendar year. Parkway's taxable year is the calendar year. In addition, pursuant to applicable Treasury Regulations, to be able to elect to be taxed as a REIT, Parkway must maintain certain records and request on an annual basis certain information from its stockholders designed to disclose the actual ownership of its outstanding shares. Parkway intends to comply with such requirements.

  Earnings and Profits Calculation. In order to elect REIT status, Parkway cannot have earnings and profits which have been generated during years in which Parkway was not qualified as a REIT. For this purpose, under the Code, earnings and profits of companies which have been acquired by Parkway, and the earnings and profits of any of Parkway's subsidiaries, are included in calculating Parkway's earnings and profits account. The determination of the earnings and profits account of a company is a highly technical and complex undertaking. Parkway's predecessor, The Parkway Company, was organized in 1971 and over the years has acquired several companies. In calculating the earnings and profits account, studies have been undertaken of not only Parkway's earnings and profits history, but also the history of all acquired companies. Based on these studies Parkway believes that it did not have any positive accumulated earnings and profits on January 1, 1997, the effective date of its REIT election. In the event its earnings and profits account was positive, Parkway will be required to distribute dividends sufficient to reduce that account to zero prior to the end of calendar year 1997. Any determination made by Parkway with respect to its earnings and profits account is not binding on the Service. In the event the Service were to successfully challenge Parkway's calculation of its earnings and profits, a possible outcome of such challenge could be the termination of Parkway's status as a REIT and the payment of corporate level income tax on its taxable income.

  Income Tests. In order for Parkway to maintain qualification as a REIT, three separate percentage tests relating to the source of its gross income must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, gain from the sale or other disposition of (i) stock or securities held for less than one year; (ii) prohibited transactions; and (iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

  Rents received by Parkway will qualify as "rents from real property" in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if Parkway, or a direct or indirect owner of 10% or more of Parkway, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," Parkway generally must not operate or manage the property, or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom Parkway derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by Parkway are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." Parkway believes that all services that are provided to its tenants will be considered "usually or customarily" rendered in connection with the rental of comparable properties. Further, any noncustomary services will be provided only through qualifying independent contractors. Parkway believes that the income generated from its assets owned on January 1, 1997 and its proposed method of operations will permit it to meet the income tests outlined above.

  If Parkway fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if its failure to meet such tests was due to reasonable cause and not due to willful neglect, Parkway attaches a schedule of the sources of its income to its federal income tax return for such years, and any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Parkway would be entitled to the benefit of these relief provisions. As discussed above in "General," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

  Asset Tests. At the close of each quarter of its taxable year, Parkway must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Parkway's total assets must be represented by certain real estate assets (including temporary investments in stock or debt instruments purchased with the proceeds of a stock or debt offering of Parkway and held during the one year period from Parkway's receipt of capital in connection with said offering), cash, cash items and government securities. Second, not more than 25% of Parkway's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Parkway may not exceed 5% of the value of Parkway's total assets, and Parkway may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another REIT). Parkway believes that the assets that it owned on January 1, 1997 will permit it to meet the asset tests outlined above.

  If Parkway should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (i) it satisfied the asset tests at the close of the preceding calendar quarter, and
(ii) the discrepancy between the value of Parkway's assets and the asset tests either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (e.g., the discrepancy arose from changes in the market values of its assets). If the conditions described in clause (ii) of the preceding sentence were not satisfied, Parkway still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

  Annual Distribution Requirements. Parkway, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Parkway timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Parkway does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if Parkway should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year;
(ii) 95% of its REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

  Parkway intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that Parkway, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of such income and deduction of such expenses in arriving at Parkway's REIT taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, Parkway may arrange for short-term, or possible long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, Parkway may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

  Under certain circumstances, Parkway may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in Parkway's deduction for dividends paid for the earlier year. Thus, Parkway may be able to avoid being taxed on amounts distributed as deficiency dividends; however, it will be required to pay interest to the Service based upon the amount of any deduction taken for deficiency dividends.

  Failure to Qualify. If Parkway fails to qualify for taxation as a REIT in any taxable year and no relief provisions apply, Parkway will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Parkway fails to qualify will not be deductible by it, nor will such distributions be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Parkway also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Parkway would be entitled to such statutory relief.

TAXATION OF STOCKHOLDERS

  Taxation of Taxable Domestic Stockholders. As long as Parkway qualifies as a REIT, distributions made to its taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Domestic stockholders generally are stockholders who are (i) citizens or residents of the United States; (ii) corporations, partnerships or other entities created or organized in or under the laws of the United States or any political subdivision thereof; or (iii) estates or trusts the income of which is subject to United States federal income taxation regardless of its source. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed Parkway's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his or her shares. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by Parkway in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by Parkway and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Parkway during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of Parkway.

  In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long term capital gain or loss if the shares have been held for more than one year and otherwise a short term capital gain or loss. However, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from Parkway required to be treated by such stockholder as long-term capital gain.

  Backup Withholding. Parkway will report to its domestic stockholders and the Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not provide Parkway with its correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, Parkway may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to Parkway. See "Taxation of Non-U.S. Stockholders" below.

  Taxation of Tax-Exempt Stockholders. Most tax-exempt entities, including employees' pension trusts, are not subject to Federal income tax except to the extent of "unrelated business taxable income" ("UBTI"). The Service has ruled that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute UBTI. Based upon this ruling and the analysis therein, and subject to the discussion below regarding qualified pension trust investors, distributions by Parkway to a stockholder that is a tax-exempt entity generally should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares of Common Stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. Revenue rulings, however, are interpretative in nature and subject to revocation or modification by the Service.

  A "qualified trust" (defined to be any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the "five or fewer requirement") only by relying on a special "look-through" rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is "predominantly held" by qualified trusts if either (i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

  The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the "look-through" rule. The restrictions on ownership of Common Stock in Parkway's Charter should prevent application of the foregoing provisions to qualified trusts purchasing Common Stock of Parkway pursuant to the offering, absent a waiver of the restrictions by the Board of Directors.

  Taxation of Non-U.S. Stockholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Stockholder. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in the Common Stock, including any reporting requirements.

  Distributions that are not attributable to gain from sales or exchanges by Parkway of U.S. real property interests and not designated by Parkway as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of Parkway. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate. However, if income from the investment in Common Stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). Parkway expects to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder that are not designated as capital gain dividends unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with Parkway or (ii) the Non-U.S. Stockholder files IRS Form 4224 with Parkway claiming that the distribution is income treated as effectively connected to a U.S. trade or business.

  Distributions in excess of current and accumulated earnings and profits of Parkway will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her Common Stock as described below. If at any time Parkway is not a "domestically controlled REIT," as defined below, Parkway must withhold U.S. income tax at the rate of 10% on distributions to Non-U.S. Stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. Stockholders provide Parkway with withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time that such a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the Service if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of Parkway.

  For any year in which Parkway qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by Parkway of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. Parkway is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by Parkway as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

  Gain recognized by a Non-U.S. Stockholder upon a sale of Common Stock generally will not be taxed under FIRPTA if Parkway is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its shares was held directly or indirectly by Non-U.S. Stockholders. Parkway believes that it currently qualifies as a "domestically controlled REIT," and that the sale of Common Stock will not therefore be subject to tax under FIRPTA. Because Parkway is publicly traded, however, no assurance can be given that Parkway will continue to be a domestically controlled REIT. Even if Parkway is not a "domestically controlled REIT," a Non-U.S. Stockholder's sale of Common Stock generally will not be subject to tax under FIRPTA as a sale of U.S. real property interests provided that (i) Parkway's Common Stock is "regularly traded" on an established securities market, and (ii) the selling Non-U.S. Stockholder held 5% or less of Parkway's Common Stock at all times during the specified testing period. In addition, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) the investment in Common Stock is treated as effectively connected with the Non-U.S. Stockholder's trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as the U.S. stockholders with respect to such gain; or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% withholding tax on the individual's capital gains. If the gain on the sale of Common Stock were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alterative minimum tax in the case of nonresident alien individuals).

  State and Local Taxes. Parkway and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside (although stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to Parkway's operations and distributions). The state and local tax treatment of Parkway and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Securities.

                             PLAN OF DISTRIBUTION

  Parkway may sell Securities to or through underwriters or dealers for public offering and sale by or through them, and also may sell Securities directly to other purchasers or agents or through any combination of these methods of sale.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  In connection with the sale of Securities, underwriters may receive compensation from Parkway or for purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from Parkway and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from Parkway will be described, in the applicable Prospectus Supplement.

  Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the shares of Common Stock which are listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. Parkway may elect to list any series of Debt Securities, Preferred Stock or

Depositary Shares on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Securities.

  Under agreements Parkway may enter into, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by Parkway against certain liabilities, including liabilities under the Securities Act.

  Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, Parkway in the ordinary course of business.

  If so indicated in the applicable Prospectus Supplement, Parkway will authorize underwriters or other persons acting as Parkway's agents to solicit offers by certain institutions to purchase Securities from Parkway pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Parkway. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                    EXPERTS

  The consolidated financial statements of Parkway appearing in Parkway's Annual Report on Form 10-KSB for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The legality of the Securities will be passed upon for Parkway by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York.

LOGO OF PARKWAY PROPERTIES, INC.


PICTURE OF BB&T FINANCIAL CENTER, WINSTON-SALEM, NORTH CAROLINA

PICTURE OF WATERSTONE, ATLANTA, GEORGIA

PICTURE OF 400 NORTH BELT, HOUSTON, TEXAS

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PARKWAY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PARKWAY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                           PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary..............................................  S-3
Risk Factors...............................................................  S-9
The Company................................................................ S-15
Properties................................................................. S-19
Use of Proceeds............................................................ S-29
Debt Structure............................................................. S-29
Capitalization............................................................. S-31
Selected Financial Data.................................................... S-32
Price Range of Common Stock and Distributions.............................. S-34
Management................................................................. S-35
Certain Federal Income Tax Considerations.................................. S-37
Underwriting............................................................... S-38
Legal Matters.............................................................. S-39
                                PROSPECTUS
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    3
The Company................................................................    4
Ratio of Earnings to Fixed Charges.........................................    4
Use of Proceeds............................................................    4
Description of Debt Securities.............................................    5
Description of Preferred Stock.............................................   15
Description of Depositary Shares...........................................   20
Description of Common Stock................................................   24
Federal Income Tax Considerations..........................................   27
Plan of Distribution.......................................................   34
Experts....................................................................   35
Legal Matters..............................................................   35

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                               3,000,000 SHARES

                           PARKWAY PROPERTIES, INC.

                [LOGO OF PARKWAY PROPERTIES, INC. APPEARS HERE]

                                 COMMON STOCK

                          ---------------------------

                             PROSPECTUS SUPPLEMENT

                          ---------------------------

                           PAINEWEBBER INCORPORATED

                           A.G. EDWARDS & SONS, INC.

                         MORGAN KEEGAN & COMPANY, INC.

                          WHEAT FIRST BUTCHER SINGER

                                ---------------

                              SEPTEMBER 18, 1997

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